Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of September 13, 2013

among

POLYCOM, INC.

as Borrower,

The Lenders Party Hereto,

The Guarantors Party Hereto,

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Collateral Agent,

and

SUNTRUST BANK and UNION BANK, N.A.

as Co-Documentation Agents

MORGAN STANLEY SENIOR FUNDING, INC.

as Sole Lead Arranger

and

MORGAN STANLEY SENIOR FUNDING, INC.,

BARCLAYS BANK PLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

J.P. MORGAN SECURITIES LLC,

SUNTRUST ROBINSON HUMPHREY, INC., and

UNION BANK, N.A.

as Joint Bookrunners

and

BARCLAYS BANK PLC,

BANK OF AMERICA, N.A., and

JPMORGAN CHASE BANK, N.A.

as Co-Syndication Agents

 ii

SCHEDULES
Schedule I	—	Commitments and Applicable Lending Offices
Schedule II	—	Guarantors
Schedule 10.02	—	Addresses for Notices
EXHIBITS
Exhibit A	—	Form of Term Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Assignment and Assumption
Exhibit D	—	Form of Security Agreement
Exhibit E	—	Form of Guaranty Supplement
Exhibit F	—	Form of Subordinated Debt Terms
Exhibit G	—	Form of Solvency Certificate
Exhibit H	—	Form of Compliance Certificate
Exhibit I-1	—	Form of Tax Certificate (Foreign Lenders that are not Partnerships)
Exhibit I-2	—	Form of Tax Certificate (Foreign Lenders that are Partnerships)

 iii

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of September 13, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), among POLYCOM, INC., a Delaware corporation (the “Borrower”), the Guarantors (as hereinafter defined), the Initial Lenders (as hereinafter defined), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined) and as administrative agent (together with any successor administrative agent appointed pursuant to Article VIII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in an aggregate principal amount of $250,000,000 under the Term Facility (as hereinafter defined) for the purposes specified in this Agreement; and

WHEREAS, the Lenders are willing to make available to the Borrower the Term Facility upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Equity Interests with ordinary voting power of another Person, or (b) all or substantially all of the property (other than Equity Interests) of another Person, or a line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person.

“Additional Guarantor” has the meaning specified in Section 9.05.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Term Advance or an Incremental Term Advance.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” has the meaning specified in the recital of parties to this Agreement.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Rate” means, with respect to the Advances, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 5.02(a):

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate Advances	Base Rate Advances
1	Greater than or equal to 2.50:1.00	2.00%	1.00%
2	Less than 2.50:1.00 and greater than or equal to 0.50:1:00	1.75%	0.75%
3	Less than 0.50:1.00	1.50%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 5.02(a); provided , however , that at the option of the Required Lenders, the highest Pricing Level (as set forth in the tables above) shall apply as of the first Business Day after the date on which the financial statements referred to in Section 5.01(a) or (b) were required to have been delivered pursuant thereto but were not delivered, and shall continue to so apply to and including, the date on which such financial statements are so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any of the financial statements referred to in Section 5.01(a) or (b) previously delivered were incorrect or inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate actually applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct financial statements referred to in Sections 5.01(a) and/or (b), as applicable, for such Applicable Period, (ii) the Applicable Rate shall be determined as if the Pricing Level for such higher Applicable Rate were applicable for such Applicable Period and (iii) the Borrower shall within 5 days after delivery of such financial statements pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.08(b) and Article VII.

Notwithstanding the foregoing, Pricing Level 2 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Borrower’s first fiscal quarter ending after the Closing Date and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Appropriate Lender” means, at any time, with respect to any of the Term Facility or any Incremental Term Facility, a Lender that has a Commitment with respect to such Facility at such time.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender Party, (b) an Affiliate of a Lender Party, or (c) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning specified in Section 2.19(d).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Bankruptcy Law” means Title 11, U.S. Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or any similar foreign, federal or state law for the relief of debtors.

“Base Rate” means for any day a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of (a) the rate of interest published by the Wall Street Journal, from time to time, as the “U.S. Prime Rate”, (b) 1/2 of 1% per annum above the Federal Funds Rate and (c) the Eurodollar Rate for an Interest Period of one month commencing on such day plus 1%.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(i).

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrower’s Account” means the account of the Borrower specified by the Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term Borrowing or a borrowing under an Incremental Term Facility.

“Business Day” means any day (other than any Saturday, Sunday or other day on which commercial banks are authorized by law to close in New York City and San Francisco, California) and if the applicable Business Day relates to notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Advances, a day on which dealings in U.S. dollar deposits are also carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of all cash expenditures by such Person during such period that, in conformity with GAAP, are required to be included as capital expenditures or payment of Capital Lease Obligations on the consolidated statement of cash flows of such Person and its Subsidiaries.

“Capital Lease” means any lease of property, real or personal, which is required to be accounted for and classified as a capital lease in accordance with GAAP.

“Capital Lease Obligations” means with regard to any Person as of the date of determination, the aggregate liability of such Person under Capital Leases reflected on a balance sheet of such Person in accordance with GAAP.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Secured Cash Management Agreement, is a Lender, Agent or an Affiliate of a Lender or Agent, or (b) on the Closing Date, is any Lender, Agent or Affiliate of a Lender or Agent that has entered into a Secured Cash Management Agreement prior to the Closing Date, in each case in its capacity as a party to such Secured Cash Management Agreement.

“CFC” means an entity that is a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 35% or more of the total voting power of the issued and outstanding Equity Interests of the Borrower normally entitled (without regard to the occurrence of any contingency) to vote in the election of members of the board of directors or equivalent governing body of the Borrower; or

(b) any “Change of Control” Triggering Event (or any comparable term) giving rise to an obligation by the Borrower to make an offer to purchase any Indebtedness (other than Indebtedness hereunder) with an aggregate outstanding principal amount in excess of the Threshold Amount occurs under any document pertaining to any such Indebtedness.

“Chief Financial Officer” means, as to any Person, the individual performing on behalf of such Person the duties customarily performed by a chief financial officer of a business corporation, whether or not such individual has been appointed as the “chief financial officer” of such Person.

“Closing Date” has the meaning set forth in Section 3.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all “Collateral” and “Mortgaged Property” as defined in the Collateral Documents.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Borrower and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Intellectual Property Security Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.12, and each other agreement that creates a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or an Incremental Term Commitment.

“Commitment Assumption Agreement” has the meaning specified in Section 2.19(d)(ii).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning specified in Section 10.02(b).

“Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Consolidated” or “consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Current Assets” means all amounts (other than cash and Liquid Assets) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities” means all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, but excluding, without duplication, (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries, and (b) all Indebtedness of the Borrower and its Subsidiaries consisting of revolving loans, swing line loans and letters of credit obligations to the extent otherwise included therein.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a Pro Forma, consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes (including, without limitation, any taxes payable upon a repatriation of foreign cash balances) payable by the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense (including amortization of deferred fees, the amortization of intangibles and the accretion of original issue discount), (iv) losses (minus any gains) realized upon the sale or other disposition of any asset that is not sold or disposed of in the ordinary course of business and any loss (minus any gain) realized upon the sale or other disposition of any Equity Interest of any Person, (v) any losses from an early extinguishment of Indebtedness, (vi) non-cash stock-based compensation expense, (vii) all customary costs and expenses incurred in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder (including the Term Facility), (viii) any restructuring charges and any losses on related sales of personal and real property including any charges and losses incurred in connection with the closure of any operational facilities of the Borrower and its Subsidiaries for such period in an aggregate amount for all items added pursuant to this clause (viii) not to exceed $50,000,000 in any period of four-consecutive fiscal quarters, (ix) any impairment charges, write-off, depreciation or amortization of goodwill or intangibles arising pursuant to GAAP, (x) any other non-cash charges resulting from purchase accounting, (xi) any reduction in revenue resulting from the purchase accounting effects of adjustments to deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements as a result of any Permitted Acquisition, (xii) any unrealized losses (minus any gains up to the amount of such losses) in respect of Secured Hedge Agreements, (xiii) losses (minus any gains up to the amount of such losses) resulting from foreign currency losses arising in connection with any

Swap Contracts entered into in the ordinary course of business, (xiv) transaction fees, costs and expenses incurred in connection with any proposed Acquisition or the consummation of the Transactions and any Permitted Acquisition, (xv) cash losses on sales in the ordinary course of business in an amount not to exceed $20,000,000 in any period of four consecutive fiscal quarters, (xvii) in connection with any Permitted Acquisition and any acquisition consummated prior to the Effective Date but during the applicable Reference Period, all non-recurring restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments, and non-recurring fees and expenses paid in connection with such acquisition, all to the extent incurred within twelve (12) months of the consummation of such acquisition, and (xvi) other expenses, charges or losses of the Borrower and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following, without duplication, to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.

“Consolidated Fixed Charge Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges” means for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of (a) Consolidated Interest Charges paid in cash for such period, (b) scheduled amortization payments required to be made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled amortization principal payments required to be made in respect of the Term Advances but excluding any other payment in respect of Indebtedness under revolving facilities and any payment of intercompany Indebtedness), (c) income taxes paid in cash (net of refunds received in cash) during such period, (d) Capital Expenditures during such period (excluding the principal amount of Indebtedness incurred during such period to finance such expenditures, but including any repayments of any Indebtedness incurred during such period or any prior period to finance such expenditures) and (e) Restricted Payments pursuant to Section 6.06(e) or (i) paid in cash during such period.

“Consolidated Funded Indebtedness” means, without duplication, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all outstanding obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (excluding, for the avoidance of doubt, obligations described in clause (c) below), (b) the outstanding principal amount of all purchase money Indebtedness, (c) all non-contingent reimbursement or payment obligations arising under (i) letters of credit (including standby and commercial), (ii) bankers’ acceptances, (iii) bank guaranties, (iv) surety bonds and (v) similar instruments, (d) all obligations in respect of the non-contingent deferred purchase price of property or services which are required to be recorded as liabilities under GAAP (other than (i) trade accounts payable in the ordinary course of business (ii) inter-company payables, (iii) working capital-based and other customary post-closing adjustments, earn-outs and indemnity obligations in acquisition transactions and (iv) salary and other employee compensation obligations incurred in the ordinary course), (e) Attributable Indebtedness in respect of Capital Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary to the extent so guaranteed and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership in which the Borrower or a Subsidiary is a general partner to the extent that the Borrower or such Subsidiary is liable therefor as a result of such Persons’ ownership interest, except to the extent that such Indebtedness is expressly made Non-Recourse Debt.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money or other extensions of credit (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under Capital Lease Obligations and Synthetic Lease Obligations that is treated as interest in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 5.01(a) or (b), as applicable, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary or non-recurring gains, charges, expense or losses) for that period determined in accordance with GAAP.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Funded Indebtedness secured by a Lien as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 5.01(a) or (b), as applicable, to (ii) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.

“Consolidated Total Assets” means, at any time, the total assets of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP as of the end of the most recent complete fiscal quarter.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.10 or 2.11.

“Convertible Debt Security” means any debt security the terms of which provide for the conversion thereof into Equity Interests, cash or a combination of Equity Interests and cash.

“Cumulative Equity Amount” means, as of any date of determination, any and all amounts of any net cash proceeds from the issuance of the Borrower’s Equity Interests (other than Disqualified Preferred Interests) received by the Borrower during the period from and including the Business Day immediately following the Closing Date through and including such date, minus any and all of such amounts that were previously (or simultaneously being) applied to any and all transactions permitted pursuant to Section 6.02(t) or 6.06(r).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Interest” has the meaning set forth in Section 2.08(b).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender Party that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender Party notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender Party’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender Party any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender Party’s obligation to fund an Advance hereunder and states that such position is based on such Lender Party’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder ( provided that such Lender Party shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) after the date hereof, has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender Party or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender Party with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender Party (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender Party. Any determination by the Administrative Agent that a Lender Party is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender Party shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the Borrower and each Lender Party.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disclosure Letter” means the disclosure letter, dated as of the date hereof, as amended or supplemented from time to time by Borrower with the written consent of the Administrative Agent (or as supplemented by the Borrower pursuant to the terms of this Agreement), delivered by Borrower to the Administrative Agent for the benefit of the Lenders.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Preferred Interests” means any Preferred Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption at the option of the holders thereof, pursuant to a sinking fund obligation on a fixed date or otherwise (other than (i) upon payment in full of the Obligations (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted) or (ii) upon a “change of control”; provided that any payment pursuant to this clause (ii) is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specified actions or provide remedies to the holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of the holder thereof, into Indebtedness or Equity Interests (other than Qualified Equity Interests) or other assets), in each case with respect to the foregoing clauses (a) through (d) prior to the date that is 91 days after the latest maturity date for Advances then in effect.

“Disregarded Domestic Person” means any wholly-owned Domestic Subsidiary (i) substantially all of the assets of which constitute the equity of Foreign Subsidiaries or (ii) that is treated as a disregarded entity for U.S. federal income tax purposes that holds equity of one or more Foreign Subsidiaries.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States; provided that a Subsidiary of a Foreign Subsidiary shall not be considered a “Domestic Subsidiary” for purposes of this Agreement.

“Eligible Assignee” means (i) a Lender Party; (ii) an Affiliate of a Lender Party; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by (x) the Administrative Agent and (y) unless a Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed; provided , however , that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee.

“Eligible Guarantor” means an “eligible contract participant” for purposes of Section 1a(18) of the Commodity Exchange Act, regulations promulgated thereunder and binding guidance thereunder promulgated by the Commodity Futures Trading Commission.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges of Hazardous Materials to waste or public systems.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, the shares of capital stock of (or other ownership or profit interests in) such Person, the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Notwithstanding the foregoing, neither Convertible Debt Securities nor Permitted Call Spread Swap Agreements shall constitute Equity Interests.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042(a) or (b) of ERISA for either the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurocurrency Liabilities” has the meaning specified in Section 2.11(f).

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Advance, a rate per annum equal to the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.08(a)(ii).

“Events of Default” has the meaning specified in Section 7.01.

“Excess Cash Flow” means, for any period that consists of a fiscal year,

(a) the sum of (without duplication):

(i) Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period plus

(ii) the aggregate amount of all non-cash charges, expenses and losses deducted in arriving at such Consolidated net income (or loss) plus

(iii) if there was a net increase in Consolidated Current Liabilities (other than the current portion of the obligations due pursuant to the Term Facility) of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

(iv) if there was a net decrease in Consolidated Current Assets (excluding cash and Liquid Assets) of the Borrower and its Subsidiaries during such period, the amount of such net decrease less

(b) the sum of (without duplication):

(i) the aggregate amount of all non-cash credits included in arriving at such Consolidated net income (or loss) plus

(ii) if there was a net decrease in Consolidated Current Liabilities (other than the current portion of the obligations due pursuant to the Term Facility) of the Borrower and its Subsidiaries during such period, the amount of such net decrease plus

(iii) if there was a net increase in Consolidated Current Assets (excluding cash and Liquid Assets) of the Borrower and its Subsidiaries during such period, the amount of such net increase plus

(iv) the aggregate amount of Capital Expenditures of the Borrower paid in cash during such period, excluding any payment financed by the issuance of Indebtedness or Equity Interests (or equity contribution), plus

(v) the aggregate amount of all regularly scheduled principal payments of Consolidated Funded Indebtedness (other than Current Liabilities) made during such period with internally generated funds plus

(vi) the aggregate principal amount of all optional prepayments of Consolidated Funded Indebtedness (other than Current Liabilities and Indebtedness that is revolving in nature unless such prepayment is accompanied by a permanent commitment reduction in the same amount as such prepayment) made during such period with internally generated funds plus

(vii) the aggregate amount of internally generated cash used to make Permitted Acquisitions and other Investments permitted under Section 6.02 during such period plus

(viii) to the extent taken into account in calculating such Consolidated net income (or loss), the income of any Person which is not a Subsidiary of Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or distributions by that Person is not prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person plus

(ix) to the extent taken into account in calculating such Consolidated net income (or loss), the income of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Subsidiaries plus

(x) taxes on or measured by income actually paid in cash by the Borrower or its Subsidiaries during such period.

“Excluded Subsidiary” means (i) a CFC, (ii) a US Holdco, (iii) a Subsidiary owned by a CFC or a US Holdco, (iv) any Subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date from becoming a Guarantor, (v) any not-for-profit Subsidiary, (vi) any special purpose entity owned by the Borrower or any of its Subsidiaries for the purpose of effectuating the nonrecourse factoring or similar arrangements permitted pursant to Section 6.5(k) and (vii) any Disregarded Domestic Person or direct or indirect Subsidiary of a Disregarded Domestic Person.

“Excluded Swap Obligations” means, with respect to any Guarantor, any obligation (a “Swap Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unenforceable under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an Eligible Guarantor. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal or unenforceable.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender Party, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by its overall gross income or overall net income (and franchise taxes imposed in lieu thereof), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized (or imposed by a jurisdiction if the recipient is organized under the laws of a political subdivision of such jurisdiction) or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located; (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.11(e)), any withholding Tax that: (i) is required to be imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Applicable Lending Office, except to the extent that such Foreign Lender (or in the case of a Foreign Lender that becomes a Lender as a result of an assignment, its assignor) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrower Parties with respect to such withholding Tax pursuant to Section 2.13(a) or (c); (d) any U.S. federal withholding Tax imposed pursuant to FATCA and (e) all liabilities, penalties, additions to Tax, and interest incurred with respect to any of the foregoing.

“Executive Order” has the meaning specified in Section 4.17(a).

“Existing Termination Date” has the meaning specified in Section 2.20(a).

“Extended Termination Date” has the meaning specified in Section 2.20(a).

“Extending Lender” has the meaning specified in Section 2.20(e).

“Extension of Credit” means any Borrowing hereunder, including any Initial Extension of Credit.

“Facility” means the Term Facility or any Incremental Term Facility.

“FATCA” means Sections 1471 through 1474 of the Code or any amended or successor version that is substantively comparable and not materially more burdensome, and any current or future Regulations promulgated thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC” means the Federal Communications Commission.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated September 10, 2013 between the Borrower and the Administrative Agent.

“Flood Hazard Property” has the meaning specified in Section 5.12(c).

“Foreign Lender” means any Lender that is not a “United States person,” as defined in Section 7701(a)(30) of the Code.

“Foreign Official” shall mean an officer or employee of a government or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia and any Subsidiary of a Foreign Subsidiary.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 10.07(k).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring the obligee in respect of such Indebtedness that such Indebtedness will be paid or discharged, as the case may be, in order to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 9.01(a).

“Guarantors” means the Subsidiaries of the Borrower listed on Schedule II hereto and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.12 or shall otherwise execute and deliver such a guaranty.

“Guaranty” or “Guaranties” means the guaranty of the Guarantors set forth in Article IX, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.12 or otherwise delivered by a Guarantor.

“Guaranty Supplement” has the meaning specified in Section 9.05.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, (a) at the time it enters into a Secured Hedge Agreement, is a Lender, Agent or an Affiliate of a Lender or Agent, or (b) on the Closing Date, is any Lender, Agent or Affiliate of a Lender or Agent that has entered into a Secured Hedge Agreement prior to the Closing Date, in each case in its capacity as a party to such Secured Hedge Agreement.

“Immaterial Subsidiary” means any Subsidiary of the Borrower now existing or hereafter acquired or formed and each successor thereto provided that (i) such Subsidiary does not own any rights to intellectual property material to the business of the Borrower and its Subsidiaries taken as a whole, (ii) the aggregate assets (after intercompany eliminations) of such Immaterial Subsidiary and its Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01 do not exceed 2.5% of the Consolidated Total Assets as of such last day and (iii) the aggregate consolidated gross revenues (after intercompany eliminations) of such Immaterial Subsidiary for the four fiscal quarters most recently ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01 do not exceed 2.5% of the consolidated gross revenues (after intercompany eliminations) of the Borrower and its Subsidiaries for such time period; provided further that if at any time (x) the aggregate assets (after intercompany eliminations) of all Immaterial Subsidiaries that are Domestic Subsidiaries (other than Excluded Subsidiaries) and their respective Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01, on a consolidated basis, exceeds 10% of the Consolidated Total Assets as of such last day or (y) the aggregate consolidated gross revenues (after intercompany eliminations) produced by all Immaterial Subsidiaries that are Domestic Subsidiaries (other than Excluded Subsidiaries) and their respective Subsidiaries for the four consecutive fiscal quarters most recently ended on or prior to such date in respect of which financial statements have been delivered pursuant to Section 5.01, on a consolidated basis, exceeds 10% of the consolidated gross revenues (after intercompany eliminations) of the Borrower and its Subsidiaries for such time period, then the Borrower will cause sufficient Domestic Subsidiaries that are not Excluded Subsidiaries to become Guarantors pursuant to Section 5.12 to eliminate such excess.

“Increase Date” has the meaning specified in Section 2.19(a).

“Increasing Lender” has the meaning specified in Section 2.19(b).

“Incremental Commitment Date” has the meaning specified in Section 2.19(b).

“Incremental Facility” means an Incremental Revolving Facility or an Incremental Term Facility.

“Incremental Revolving Commitment” has the meaning specified in Section 2.19(a).

“Incremental Revolving Facility” has the meaning specified in Section 2.19(a).

“Incremental Term Commitment” has the meaning specified in Section 2.19(a).

“Incremental Lender” means an Increasing Lender or an Assuming Lender pursuant to Section 2.19.

“Incremental Term Advance” means an advance under the Incremental Term Facility.

“Incremental Term Facility” has the meaning specified in Section 2.19(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP (except as expressly specified):

(a) all outstanding obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (in each case, unless and to the extent cash-collateralized);

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the non-contingent deferred purchase price of property or services which are required to be recorded as liabilities under GAAP (other than (i) trade accounts payable and accrued expenses in the ordinary course of business, (ii) inter-company payables among the Borrower and its Subsidiaries not constituting Indebtedness for borrowed money, (iii) working capital based and other customary post-closing adjustments, earn-outs and indemnity obligations in acquisition transactions and (iv) salary and other employee compensation obligations incurred in the ordinary course of business);

(e) Indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations;

(g) all Guarantees of such Person in respect of any of the foregoing, to the extent guaranteed; and

(h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent that such Person is liable therefor as a result of such Persons’ ownership interest, except to the extent that such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (j) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Costs” has the meaning specified in Section 8.11(a).

“Indemnified Party” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” means (i) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) Other Taxes.

“Information” has the meaning set forth in Section 10.09.

“Initial Extension of Credit” means the Borrowing hereunder on the Closing Date.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Insurance/Condemnation Receipt” means any cash proceeds of property casualty insurance (including, without limitation, any key man life insurance, but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) or condemnation awards; provided that no cash proceeds realized in a single event or series of related events shall constitute Insurance/Condemnation Receipt unless such cash proceeds shall exceed $7,500,000.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three or six months, as the Borrower may, upon notice received by the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided , however , that:

(a) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided , however , that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person with respect to another Person, whether by means of (a) the purchase or other acquisition of capital stock or other Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or limited liability company interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of related transactions) of assets of another Person that constitute a business unit. The amount of any Investment outstanding at any time shall be (i) the amount actually invested, without any adjustments for increases or decreases in the value of such investment, minus (ii) the amount of dividends or distributions in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment or, in the case of a Guarantee, any reductions thereof without a corresponding payment in respect thereof.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender Party” means any Lender or any Incremental Lender.

“Lender Party Appointment Period” has the meaning specified in Section 8.06(a).

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 2.19 or Section 10.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Lenders Presentation” means the presentation to the Lenders dated August 27, 2013.

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Liquid Assets” means (a) cash, (b) demand deposits or interest-bearing time and eurodollar deposits, certificates of deposit or similar banking arrangements with banks which have capital and surplus of not less than $500,000,000; (c) direct obligations of the United States of America in the form of United States Treasury obligations or any governmental agency or instrumentality whose obligations constitute full faith and credit obligations of the United States of America, which have maturities of 10 years or less; (d) bonds and other fixed income instruments (including tax-exempt bonds) rated investment grade from companies or public entities, and mutual funds that invest substantially all of their assets in such bonds and other fixed income instruments, either owned directly by the Borrower or managed on the Borrower’s behalf by any nationally recognized investment advisor who or which has assets under management in excess of $500,000,000; (e) commercial paper rated P-1 or higher by Moody’s or A-1 or higher by S&P; (f) repurchase agreements or similar arrangements with banks which have capital and surplus of not less than $500,000,000; (g) mutual funds or money market funds that invest substantially all of their assets in instruments described in the subsections above; provided , however , that none of the items in clauses (a) through (f) shall be subject to any Liens other than those permitted by the Loan Documents and (h) any other investments permitted by the Borrower’s investment policy as such policy is in effect, and as disclosed to the Administrative Agent prior to the Closing Date and as such policy may be amended, restated, supplemented or otherwise modified from time to time (solely for purposes of this definition with the consent of the Administrative Agent not to be unreasonably withheld or delayed).

“Loan Documents” means (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) the Fee Letter and (f) solely where the term “Loan Documents” is used or referred to in Section 2.12(e), Section 5.12, Article VIII, Article IX or Section 10.10 hereof or in the Guaranty or the Collateral Documents, each Secured Cash Management Agreement and Secured Hedge Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” has the meaning specified in Regulation U issued by the Board of Governors of the Federal Reserve System of the United States.

“Material Account” means any deposit or securities account of any Loan Party, other than any zero-balance, payroll, employee benefit account or cash collateral account constituting a Permitted Lien and any accounts having an aggregate balance of not more than $10,000,000.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower and the Loan Parties, taken as a whole (excluding any Immaterial Subsidiary), to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Loan Party that is a Material Subsidiary of any Loan Document to which it is a party.

“Material Real Property” means any real property owned by any Loan Party with a fair market value in excess of $10,000,000.

“Material Subsidiary” means, at any time, each Subsidiary of the Borrower other than an Immaterial Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the deeds of trust, trust deeds, mortgages, leasehold mortgages and/or leasehold deeds of trust executed by the applicable Loan Parties in connection herewith.

“MSSF” has the meaning specified in the recital of parties to this Agreement.

“Multiemployer Plan” means any employee benefit plan described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, (a) with respect to any sale, lease, transfer or other disposition of any asset of the Borrower or any of its Subsidiaries (other than any sale, lease, transfer or other disposition of assets pursuant to clause (a), (b), (c), (d), (e), (f), (g), (i), (j), (k), (m) and (n) of Section 6.05), the excess, if any, of (i) the sum of cash and Liquid Assets received in connection with such sale, lease, transfer or other disposition (including any cash or Liquid Assets received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness (other than Indebtedness under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such sale, lease, transfer or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of any gain recognized in connection therewith and (D) a reasonable reserve for any purchase price adjustment or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the final maturity of the Term Facility); provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $10,000,000;

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries (other than Indebtedness permitted under Section 6.03), the excess of (i) the sum of the cash and Liquid Assets received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Borrower or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); and

(c) with respect to any Insurance/Condemnation Receipt that is not otherwise included in clause (a) above, the sum of the cash and Liquid Assets received in connection therewith.

“New Extending Lender” has the meaning specified in Section 2.20(d).

“Non-Defaulting Lender” means, at any time, each Lender Party that is not a Defaulting Lender at such time.

“Non-Extending Lender” has the meaning specified in Section 2.20(b).

“Non-Recourse Debt” means Indebtedness (a) as to which neither the Borrower nor any of its Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable (as a guarantor or otherwise), or (iii) constitutes the lender; and (b) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Note” means a Term Note.

“Notice Date” has the meaning specified in Section 2.20(b).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Secured Cash Management or Secured Hedge Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Bankruptcy Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; excluding, in each case, any Excluded Swap Obligations and any obligations in respect of any Permitted Call Spread Swap Agreement.

“OID” has the meaning specified in Section 2.19(a).

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Lists” shall mean, collectively, the List of Specially Designated Nationals and Blocked persons maintained by OFAC, as amended from time to time, or any similar lists issued by OFAC.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Participant Register” has the meaning specified in Section 10.07(g).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and (a) is sponsored or maintained by the Borrower or (b) any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or (c) in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means an Acquisition permitted by Section 6.11.

“Permitted Call Spread Swap Agreements” means (a) any Swap Contract (including, but not limited to, any bond hedge transaction or capped call transaction) pursuant to which the Borrower acquires an option requiring the counterparty thereto to deliver to the Borrower shares of common stock of the Borrower, the cash value of such shares or a combination thereof from time to time upon exercise of such option and (b) any Swap Contract pursuant to which the Borrower issues to the counterparty thereto warrants to acquire common stock of the Borrower (whether such warrant is settled in shares, cash or a combination thereof), in each case entered into by the Borrower in connection with the issuance of Convertible Debt Securities; provided that (i) the terms, conditions and covenants of each such Swap Agreement shall be such as are customary for Swap Contract of such type (as determined by the Board of Directors of the Borrower in good faith) and (ii) in the case of clause (b) above, such Swap Contract would be classified as an equity instrument in accordance with GAAP, and the settlement of such Swap Contract does not require the Borrower to make any payment in cash or cash equivalents that would disqualify such Swap Contract from so being classified as an equity instrument.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 10.02(b).

“Post-Petition Interest” has the meaning specified in Section 9.06(b).

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Forma”, “Pro Forma Basis” or “Pro Forma Effect” means, with respect to the calculation of the Consolidated Secured Leverage Ratio, the Consolidated Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio and any other applicable event, as of any time, that pro forma effect shall be given to each such applicable event as well as the Transactions, any Permitted Acquisition for consideration of $20,000,000 or more, any issuance, incurrence or assumption of Consolidated Funded Indebtedness and, in the case of any issuance or incurrence, the use of proceeds thereof (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transaction and for which the financial effect is being calculated (and if such Indebtedness has a floating or formula rate, it shall have an implied rate of interest for the relevant period of four consecutive fiscal quarters for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination), but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition or applicable transaction), any Disposition for consideration of $20,000,000 or more of (x) material assets outside the ordinary course of business, or (y) a business unit, line of business or division, in each case that have occurred during the four consecutive fiscal quarter period of the Borrower most-recently ended as of or prior to such time, or subsequent to the end of such four consecutive fiscal quarter period but prior to such time or prior to or simultaneously with the event for which a determination under this definition is made, as if each such event occurred on the first day of such four consecutive fiscal quarter period, including (a) that income statement items attributable to the Person or property acquired shall, subject to clause (b) below, be recognized and consolidated with the income statement items of the Borrower and its Subsidiaries in accordance with GAAP consistently applied (where applicable); and (b) any adjustments to expense items made in consolidating the Borrower and its Subsidiaries with the Person or the property acquired shall be (i) made in accordance with Regulation S-X of the Securities Act of 1933, or (ii) included in the good faith of the Borrower on the basis of information and assumptions that the Borrower believes to be reasonable as of the date of determining compliance and shall (A) solely relate to cost savings during any period applicable in such calculations that (1) would have been realized during the 12 months prior to the Acquisition of such Person or property or are realized or expected to be realized within 12 months after the Acquisition of such Person or property, (2) are supported by reasonably detailed supporting calculations provided together with the certifications required under Section 6.11, which calculations are prepared in good faith by senior management of the Borrower in accordance with GAAP, consistently applied (where applicable) and (3) do not exceed in the aggregate, together with all other adjustments to expense items for such period made pursuant to this clause (b) in respect of any Acquisition, an amount equal to 10% of the Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of the financial statements most recently delivered by the Borrower pursuant to Section 5.01(a) or (b), as applicable, or (B) have been approved by the Administrative Agent; provided that no pro forma effect shall be given to (x) any issuance, incurrence or assumption of Consolidated Funded Indebtedness the aggregate amount of which subject to such issuance, incurrence, assumption or permanent repayment does not exceed $20,000,000 and (y) any Disposition (other than any Disposition for consideration of $20,000,000 or more of (i) material assets outside the ordinary course of business, or (ii) a business unit, line of business or division) and (z) any Permitted Acquisition for consideration of less than $20,000,000.

“Prohibited Person” shall mean any person with whom citizens or permanent residents of the United States, persons (other than individuals) organized under the laws of the United States or any jurisdiction thereof and all branches and subsidiaries thereof, persons physically located within the United States or persons otherwise subject to the jurisdiction of the United States are restricted from doing business under regulations of OFAC (including any persons subject to country-specific or activity-specific sanctions administered by OFAC and any persons named on any OFAC List) or pursuant to any other law, rules, regulations or other official acts of the United States. As of the date hereof, certain information regarding Prohibited Persons issued by the United States can be found on the website of the United States Department of Treasury at www.treas.gov/ofac/. Prohibited Person also includes persons on the UN sanction list and the EU consolidated list available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm and http://www.hm-treasury.gov.uk/fin_sanctions_index.htm.

“Public Lenders” has the meaning specified in Section 10.02(e).

“Qualified ECP Loan Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 (or such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Preferred Interests.

“Refinanced Indebtedness” has the meaning specified in Section 6.03(i).

“Refinancing Indebtedness” has the meaning specified in Section 6.03(i).

“Register” has the meaning specified in Section 10.07(d).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed in the Securities Laws.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Regulations.

“Related Assets” means, with respect to any receivables, any assets related thereto, including all collateral securing such receivables, all contracts and contract rights, purchase orders, leases, security interests, financing statements or other documentation in respect of such receivables, and all guarantees, indemnities, warranties or other documentation or other obligations in respect of any such receivable, all causes of actions and rights of demand or to sue on such receivable, any other assets which are customarily transferred, or in respect of which security interests are customarily granted in connection with transactions involving receivables, interest in goods or inventory represented by the receivables and all goods or inventory returned by or reclaimed, repossessed or recovered from, the account debtor and any collections or proceeds of the foregoing.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective partners, directors, officers, employees, agents and advisors.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived under Section 4043 of ERISA.

“Required Lenders” means, at any time, Lender Parties owed or holding at least a majority in interest of the aggregate principal amount of the Advances outstanding at such time; provided , however , that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, controller or assistant controller of a Loan Party and, solely for purposes of notices given pursuant to Article II , any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Restricting Information” has the meaning specified in Section 10.02(f).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Sanction(s)” means any international economic sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement permitted hereunder that is entered into by and between the Borrower or any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between the Borrower or any Loan Party and any Hedge Bank. In no event shall a Permitted Call Spread Swap Agreement constitute a Secured Hedge Agreement.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties, the Cash Management Banks and the Hedge Banks.

“Security Agreement” has the meaning specified in Section 3.01(a)(iii).

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Sole Lead Arranger” means MSSF.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis; (b) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their debts and liabilities, including contingent liabilities, as they become absolute and matured; (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which such Person’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (d) such Person and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, including contingent liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning specified in Section 10.07(k).

“Subordinated Debt” means unsecured Indebtedness of the Borrower or any Subsidiary that (i) has a final maturity date no earlier than the latest maturity of the Advances and no scheduled amortization prior to the final maturity of the Advances and (ii) is validly subordinated by its terms to the Obligations on terms (a) no less beneficial to the Lender Parties, taken as a whole, than the terms forth on Exhibit F, or (b) satisfactory to the Administrative Agent.

“Subordinated Obligations” has the meaning specified in Section 9.06.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, for the avoidance of doubt, the following shall not be deemed a “Swap Contract”: (i) any phantom stock or similar plan (including, any stock option plan) providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries, (ii) any stock option or warrant agreement for the purchase of Equity Interests of the Borrower (other than a Permitted Call Spread Swap Agreement), (iii) the purchase of Equity Interests or Indebtedness (including securities convertible into Equity Interests) of Borrower pursuant to delayed delivery contracts or (iv) any of the foregoing to the extent that it constitutes a derivative embedded in a convertible security issued by the Borrower.

“Swap Obligation” has the meaning specified in the definition of “Excluded Swap Obligations”.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender Party or any Affiliate of a Lender Party).

“Synthetic Lease Obligation” means the monetary obligation of a Person under a synthetic, off-balance sheet or tax retention lease.

“Taxes” has the meaning specified in Section 2.13(a).

“Term Advance” has the meaning specified in Section 2.01.

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “Term Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.06.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Facility Maturity Date” means (a) with respect to the Term Facility (other than any portion thereof that has been extended), the date that is fifth anniversary of the Closing Date and (b) with respect to any Term Advances for which the maturity has been extended pursuant to Section 2.20, such extended maturity date as determined pursuant to such Section; provided , however , that, in each case, if such date is not a Business Day, the Term Facility Maturity Date shall be the next preceding Business Day.

“Term Lender” means any Lender that has a Term Commitment.

“Term Note” means a promissory note of the Borrower payable to the order of any Term Lender, in substantially the form of Exhibit A hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender.

“Termination Date” means the Term Facility Maturity Date.

“Threshold Amount” means $50,000,000.

“Transactions” means, collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are or are intended to be a party and the borrowing of the Term Advance hereunder and (b) the payment of the fees and expenses incurred in connection with, caused by, resulting from or arising out of the consummation of the Transactions (including any upfront fees).

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“US Holdco” means any Domestic Subsidiary of the Borrower, or any entity that is disregarded as an entity separate from a Domestic Subsidiary for U.S. federal income tax purposes, the sole assets (other than immaterial assets) of which consist of the Equity Interests of CFCs.

“wholly-owned Subsidiary” means any Subsidiary in which 100% of the Equity Interests are owned by the Borrower or a Subsidiary of the Borrower except for those Equity Interests that applicable Law requires to be issued as directors’ qualifying shares to satisfy national citizenship requirements.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of, or reference to, any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.03. Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made in a manner such that any obligations relating to a lease that was accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by the Borrower or any Subsidiary shall be accounted for as obligations relating to an operating lease and not as Capital Lease Obligations.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Advances. Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to the Borrower on the Closing Date in an amount not to exceed such Lender’s Term Commitment at such time. The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing, or such shorter period as the Administrative Agent may agree with respect to the Term Advance to be made on the Closing Date, in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Appropriate Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account.

(b) [Intentionally Omitted].

(c) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances (A) for the initial Borrowing hereunder, unless the Administrative Agent otherwise consents, or (B) for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10 or 2.11 and (ii) the Term Advances may not be outstanding as part of more than 5 separate Borrowings.

(d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(a) and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.08 to Advances comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. [ Intentionally Omitted ].

SECTION 2.04. [ Intentionally Omitted ].

SECTION 2.05. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Term Lenders, in U.S. dollars, the aggregate principal amount of all Term Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.07):

Date	Principal Amortization Payment
December 31, 2013	$1,562,500
March 31, 2014	$1,562,500
June 30, 2014	$1,562,500
September 30, 2014	$1,562,500
December 31, 2014	$1,562,500
March 31, 2015	$1,562,500
June 30, 2015	$1,562,500
September 30, 2015	$1,562,500
December 31, 2015	$1,562,500
March 31, 2016	$1,562,500
June 30, 2016	$1,562,500
September 30, 2016	$1,562,500
December 31, 2016	$1,562,500
March 31, 2017	$1,562,500
June 30, 2017	$1,562,500
September 30, 2017	$1,562,500
December 31, 2017	$1,562,500
March 31, 2018	$1,562,500
June 30, 2018	$1,562,500
Term Facility Maturity Date	$220,312,500

provided , however , that the final principal installment shall be repaid on the Term Facility Maturity Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Advances outstanding on such date.

SECTION 2.06. Termination of the Commitments. The aggregate Term Commitments under the Term Facility shall be automatically and permanently reduced to zero on the date of the Borrowings in respect of such Term Facility.

SECTION 2.07. Prepayments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Advances in whole or in part without premium or penalty; provided that that (A) such notice must be received by the Administrative Agent not later than 12:00 P.M. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Advances and (2) on the date of prepayment of Base Rate Advances; and (B) any prepayment of Advances shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Advances to be prepaid and, if Eurodollar Rate Advances are to be prepaid, the Interest Period(s) of such Advances. The Administrative Agent will promptly notify each Lender Party of its receipt of each such notice, and of the amount of such Lender Party’s ratable portion of such prepayment (based on such Lender Party’s pro rata share in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided , that any notice of prepayment may state that such prepayment notice is conditioned upon the effectiveness of other credit facilities or other transactions, in which case such notice may (subject to compliance by the Borrower with the requirements of Section 2.11) be revoked by the Borrower (by notice to Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.11 and Section 10.04(c). Each prepayment of the outstanding Term Advances pursuant to this Section 2.07(a) shall be applied to the principal repayment installments of the Term Facility as directed by the Borrower.

(b) Mandatory. (i) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of the Borrower or any Domestic Subsidiary, the Borrower shall, within five Business Days after such Net Cash Proceeds are received, pay or cause to be paid to the Administrative Agent for the account of the Lender Parties an aggregate principal amount of the Advances comprising part of the same Borrowing, in an aggregate amount equal to 100% of such Net Cash Proceeds, provided that, in the case of any event described in clause (a) or (c) of the definition of “Net Cash Proceeds”, if the Borrower or any Subsidiary applies the Net Cash Proceeds from such event (or a portion thereof) (i) within 365 days after receipt of such Net Cash Proceeds and (ii) at a time when no Default has occurred and is continuing, to acquire real property, equipment or other tangible assets to be used in the business of the Borrower and the Subsidiaries ( provided that, the Borrower has delivered to the Administrative Agent within five Business Days after such Net Cash Proceeds are received a certificate of a Responsible Officer stating its intention to do so and certifying that no Default has occurred and is continuing), then no prepayment shall be required pursuant to this paragraph in respect of the Net Cash Proceeds in respect of such event (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds that have not been so applied by the end of such 365 days (or, if committed during such 365 days to be so applied, within 180 days of the end of such 365 days), at which time a prepayment shall be required in an amount equal to such Net Cash Proceeds that have not been so applied. Each such prepayment shall be applied to the installments of Term Facility pro rata.

(ii) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 2.11 and Section 10.04(c).

SECTION 2.08. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Rate in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Rate in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of (x) any Default or Event of Default under Section 7.01(a) or Section 7.01(f) or (y) any other Event of Default, upon the request of the Administrative Agent or the Required Lenders, in each case, the Borrower shall pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.08(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.08(a), as applicable and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.08(a); provided , however , that following the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Advances due and payable (or the automatic acceleration of the maturity of the Advances) pursuant to the provisions of Section 7.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.10 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.09. Agent’s Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.10. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.11, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided , however , that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.11. Increased Costs, Etc. (a) If, due to a Change in Law (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances, excluding any such increased costs resulting from (x) Indemnified Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) Excluded Taxes (but including any capital or other non-income taxes imposed on a Lender Party on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto), then the Borrower shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost. A certificate setting forth in reasonable detail the calculation of the amount of such increased cost, submitted to the Borrower by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that a Change in Law (whether or not having the force of law) affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender Party’s commitments hereunder, then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment. A certificate as to such amounts submitted to the Borrower by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least 50% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended, in each case until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) (i) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has made an Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended, in each case until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

(ii) If, with respect to any proposed Eurodollar Rate Advance: (x) the Required Lenders reasonably determine that, by reason of circumstances affecting the Eurodollar market generally that are beyond the reasonable control of the Lenders, deposits in U.S. dollars (in the applicable amounts) are not being offered to each of the Lenders in the Eurodollar market for the applicable Interest Period or (y) the Required Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (1) does not represent the effective pricing to such Lenders for deposits in U.S. dollars in the Eurodollar market in the relevant amount for the applicable Interest Period, or (2) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances, then, in each case, the Administrative Agent forthwith shall give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Notice of Borrowing or notice of Conversion that specifies a Eurodollar Rate Advance, such Notice of Borrowing or such notice of Conversion shall be deemed to specify a Base Rate Advance.

(e) In the event that any Lender Party demands payment of costs or additional amounts pursuant to this Section 2.11 or Section 2.13 or asserts, pursuant to Section 2.11(d), that it is unlawful for such Lender Party to make Eurodollar Rate Advances, fails to approve a requested waiver or amendment which requires the approval of such Lender to become effective but is otherwise approved by the Required Lenders or becomes a Defaulting Lender, then (subject to such Lender Party’s right to rescind such demand or assertion within 10 days after the notice from the Borrower referred to below) the Borrower may, upon 20 days’ prior written notice to such Lender Party and the Administrative Agent, elect to cause such Lender Party to assign its Advances in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender Party receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender Party as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.11, 2.13 and 10.04) and (iii) each such assignee agrees to accept such assignment and to assume all obligations of such Lender Party hereunder in accordance with Section 10.07.

(f) The Borrower shall pay to each Lender Party, as long as such Lender Party shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Advance equal to the actual costs of such reserves allocated to such Advance by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Advance, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender Party. If a Lender Party fails to give notice 10 days prior to the relevant due date of any interest payment, such additional interest shall be due and payable 10 days from receipt of such notice.

(g) Notwithstanding anything to the contrary herein, it is understood and agreed that no Lender Party shall be entitled to receive any compensation or reimbursement under this Section 2.11 with respect to any changes resulting from requests, rules, guidelines or directives (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III) unless such requirements are generally applicable to (and for which reimbursement is generally being sought by the applicable Lender Party in respect of) credit transactions similar to this transaction from borrowers similarly situated to the Borrower under similar credit facilities entered into on or prior to the date of the relevant Change in Law; provided , that no Lender Party shall be required to disclose any confidential or proprietary information in connection therewith.

(h) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or additional interest incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.12. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.16), not later than 12:00 P.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commission, as the case may be; provided , however , that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.

(e) Whenever any payment received by any Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Secured Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Secured Parties in the following order of priority:

(i) first , to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second , to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 10.04 hereof, Section 20 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iii) third , to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.11 and 2.13 hereof on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(iv) fourth , to the payment of all of the accrued and unpaid interest on the Obligations that is due and payable on such date, ratably based upon the respective aggregate amounts of such interest; and

(v) fifth , to the payment of the principal and other amounts of all of the outstanding Obligations that is due and payable on such date, ratably based upon the respective aggregate amounts of all such principal and other amounts; and

(vi) sixth , to the Borrower or as otherwise directed by a court of competent jurisdiction.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth above.

(f) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s pro rata share of the aggregate principal amount of all Advances outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and for application to such principal repayment installments of the Term Facility, as the Administrative Agent shall direct.

SECTION 2.13. Taxes. (a) Any and all payments by any Loan Party to or for the account of any Lender Party or the Administrative Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.12 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, withholdings or other similar amounts imposed by any Governmental Authority (together with any interest, additions to tax or penalties applicable thereto, “Taxes”) unless required by applicable law. If, however, any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) to the extent such Tax is an Indemnified Tax, the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Indemnified Taxes and Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) required to be paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate to the amount of such payment or liability delivered to such Loan Parties by such Lender Party or such Agent shall be conclusive absent manifest error. This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes under this Section 2.13, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Schedule 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders

(i) For purposes of subsection (e) of this Section 2.13, the terms “United States” and “U.S. person” shall have the meanings specified in Section 7701 of the Code. Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent and as set forth in subparagraph (ii) and (iii) of this Section 2.13(e), such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.13(e)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.13(e). If any form or certification previously delivered pursuant to this Section becomes inaccurate in any respect with respect to a Lender, such Lender shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a tax certificate substantially in the form of Exhibit I-1 to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its direct or indirect partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a tax certificate substantially in the form of Exhibit I-2 on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(e)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement (regardless of whether such amendments are materially more onerous to comply with).

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a Change in Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Indemnified Taxes imposed by reason of such failure; provided , however , that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall (at the Lender Party’s expense) take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g) If the Administrative Agent or any Lender Party receives a refund of Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.13, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.13 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or Lender Party (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender Party in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or Lender Party agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any interest imposed by the relevant Governmental Authority) to the Administrative Agent or Lender Party in the event such Administrative Agent or Lender Party is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or Lender Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

(h) If the Administrative Agent or any Lender Party determines in its sole discretion exercised in good faith that any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.13 was incorrectly assessed or not due under applicable Law, it shall promptly notify the Borrower and, upon request of the Borrower and at the expense of Borrower, such Administrative Agent or Lender Party shall in good faith challenge the imposition of such tax, unless such challenge would have a material adverse effect on the Administrative Agent or such Lender Party.

SECTION 2.14. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise (including through the exercise of remedies against any Guarantor that is not an Eligible Guarantor)), other than as a result of an assignment pursuant to Section 10.07 (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time, or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall, to the extent that this provision does not impair the legality under applicable Laws of the Guaranty or otherwise violate applicable law, forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided , however , that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; and provided further that, so long as the Advances shall not have become due and payable pursuant to Section 7.01, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances shall be available (a) for working capital, capital expenditures and general corporate purposes, including the repurchase of equity interests and the financing, in whole or in part, of Permitted Acquisitions and (b) to pay fees and expenses incurred in connection with the Transactions.

SECTION 2.16. Defaulting Lender. (a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender Party becomes a Defaulting Lender, then, until such time as such Lender Party is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first , to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second , as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third , if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth , to the payment of any amounts owing to any Lender Party as a result of any judgment of a court of competent jurisdiction obtained by any Lender Party against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth , so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth , to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.01(g) and Section 3.01(h) were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender Party irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender Party is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender Party will, to the extent applicable, purchase at par that portion of outstanding Commitments of the other Lenders (and reimburse the other Lenders any break funding losses resulting from such purchase) or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held pro rata by the Lender Parties in accordance with the Commitments under the applicable Facility), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender Party was a Defaulting Lender; and provided , further , that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender Party will constitute a waiver or release of any claim of any party hereunder arising from that Lender Party’s having been a Defaulting Lender.

SECTION 2.17. [Intentionally Omitted].

SECTION 2.18. Evidence of Debt. (a) Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender Party to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, the Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Term Note in substantially the form of Exhibit A hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Term Advances, of such Lender Party. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 10.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender Party’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided , however , that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.19. Incremental Term Facilities. (a) The Borrower may, at any time and from time to time after the Closing Date and prior to the Term Facility Maturity Date, by notice to the Administrative Agent, request (x) the addition of one or more new term loan facilities (any such new term loan facility being an “Incremental Term Facility” and the commitment of any lender with respect to any Incremental Term Facility being an “Incremental Term Commitment”) or (y) the addition of one or more new revolving Loan Facilities (any such new revolving loan facility being an “Incremental Revolving Facility” and the commitment of any lender with respect to any Incremental Revolving Facility being an “Incremental Revolving Commitment”) to be effective as of a date (the “Increase Date”) specified in the related notice to the Administrative Agent; provided , however , that (i) after giving effect to the incurrence of such Indebtedness, either (A) the aggregate principal amount of all Indebtedness incurred and Incremental Revolving Commitments obtained under this Section 2.19 and then outstanding does not exceed $250,000,000 or (B) the Consolidated Secured Leverage Ratio calculated on a Pro Forma Basis would not exceed 2.0 to 1.0; (ii) each Incremental Facility shall be in an amount not less than $25,000,000; (iii) no more than 4 such requests may be made pursuant to this Section 2.19 in respect of the Incremental Facilities; (iv) on the date of any request by the Borrower for an Incremental Commitment and on the related Increase Date, the applicable conditions set forth in Section 3.01(g) and 3.01(h) and in clause (d) of this Section 2.19 shall be satisfied; (v) any Incremental Term Facility shall have a final maturity date no earlier than the Term Facility Maturity Date and the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of the Term Facility; (vi) any Incremental Term Facility shall bear interest at a rate per annum as determined by the Borrower and the lenders under such Incremental Term Facility; provided that, solely with respect to any Incremental Term Facility added prior to the date that is 18 months after the Closing Date, in the event that the Applicable Rate (taking into account any applicable interest rate “floor”) for any Advances under any Incremental Term Facility is more than 50 basis points greater than the Applicable Rate for the Term Advances then in effect, then the Applicable Rate for the Term Advances shall be increased to the extent necessary so that the Applicable Rate for any Advances under the Incremental Term Facility is no more than 50 basis points greater than the Applicable Rate for the Term Advances then in effect; provided further that in determining the Applicable Rate applicable to the Term Advances, and any Advances under the Incremental Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement, structuring or commitment fees payable to the Sole Lead Arranger (or its affiliates) or to one or more arrangers (or their affiliates) of such loans shall be excluded; (vii) the Term Lenders shall initially have the right, but not the obligation, to commit to up to their pro rata portion of any Incremental Facility; (viii) each Incremental Facility may be secured by either a pari passu or junior lien on the Collateral securing the Facilities in each case on terms reasonably satisfactory to the Administrative Agent; (ix) to the extent the terms and documentation of any Incremental Facility are not consistent with the Facilities (except to the extent permitted by clause (v) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent; and (x) the Loan Documents may be amended by the Administrative Agent, the Loan Parties and the Lenders providing an Incremental Facility, to the extent necessary to evidence such Incremental Facility consistent with this Section 2.19(a) and to make appropriate revisions for the addition of a revolving loan facility in the case of an Incremental Revolving Facility, without the consent of any other Lender Party.

(b) The Administrative Agent shall promptly notify the Term Lenders of a request by the Borrower for an Incremental Facility, which notice shall include (i) the proposed amount of such requested Incremental Commitment, (ii) the proposed Increase Date and (iii) the date by which the relevant Lenders wishing to participate in the Incremental Commitment must commit to an Incremental Commitment (which shall in no event be less than ten Business Days from the date of delivery of such notice to the relevant Lenders) (the “Incremental Commitment Date”). Each relevant Lender that is willing to participate in the requested Incremental Commitment (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Incremental Commitment Date of the amount by which it is willing to commit to the Incremental Facility. Any Lender not responding within such time period shall be deemed to have declined to participate in the requested Incremental Commitment. If the relevant Lenders notify the Administrative Agent that they are willing to participate in an Incremental Commitment by an aggregate amount that exceeds the amount of the requested Incremental Commitment, the requested Incremental Commitment shall be allocated among the relevant Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Administrative Agent.

(c) Promptly following the applicable Incremental Commitment Date, the Administrative Agent shall notify the Borrower as to the amount, if any, by which the relevant Lenders are willing to participate in the requested Incremental Commitment. If the aggregate amount by which the Lenders are willing to participate in the requested Incremental Commitment on any such Incremental Commitment Date is less than the requested Incremental Commitment, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Incremental Commitment that has not been committed to by the relevant Lenders as of the Incremental Commitment Date; provided , however , that (i) the Commitment of each such Eligible Assignee shall be in an amount equal to at least $1,000,000 and (ii) each such Eligible Assignee shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed).

(d) On the applicable Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Incremental Commitment in accordance with Section 2.19(c) (each such Eligible Assignee, an “Assuming Lender”) shall become a Lender Party to this Agreement as of the applicable Increase Date and the Commitment of each Increasing Lender for such Incremental Commitment shall be equal to the amount so committed by such Lender (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.19(b)) as of such Increase Date; provided , however , that the Administrative Agent shall have received on or before the Increase Date the following, each dated such date:

(i) certified copies of resolutions of the board of directors of the Borrower approving the applicable Incremental Commitment and the corresponding modifications to this Agreement;

(ii) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and the Administrative Agent (each a “Commitment Assumption Agreement”), duly executed by such Eligible Assignee, the Administrative Agent and each Borrower; and

(iii) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and the Administrative Agent; and

(iv) customary legal opinions or other documents from the Borrower as may be reasonably requested by the Administrative Agent in connection with any such transaction.

On the applicable Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.19(d), the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 1:00 P.M. (New York City time), by telecopier or telex, of the occurrence of the applicable Incremental Commitment to be effected on the related Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. On the applicable Increase Date, the Advances under any Incremental Term Facility that is to become part of an outstanding Facility shall bear interest at the Eurodollar Rates and for the remainder of the Interest Periods that are then applicable to such outstanding Facility in order to ensure that each Lender under such Facility, after giving effect to the Incremental Term Commitments, is entitled to a ratable share of all interest payments due under such Facility on the same dates.

SECTION 2.20. Extension of Termination Date in Respect of Term Facility. (a) The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than 45 days prior to the Term Facility Maturity Date then in effect hereunder (the “Existing Termination Date”), request that each Term Lender extend such Lender’s Termination Date in respect of the Term Facility to a later date (the “Extended Termination Date”).

(b) Each Term Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 35 days prior to the Existing Termination Date, advise the Administrative Agent whether or not such Term Lender agrees to such extension; each Term Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Term Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Term Lender to agree to such extension shall not obligate any other Term Lender to so agree.

(c) The Administrative Agent shall notify the Borrower of each Term Lender’s determination under this Section no later than the date 30 days prior to the Existing Termination Date (or, if such date is not a Business Day, on the next preceding Business Day). In connection with any extension of the Term Facility Maturity Date, this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the Borrower, the Administrative Agent, the Extending Lenders and the New Extending Lenders (without any further consent of Required Lenders that would otherwise be required under Section 10.01) to reflect any changes necessary to give effect to such extension in accordance with its terms as set forth herein, which may include the addition of the Term Advances of the Extending Lenders and the New Extending Lenders as a separate facility and the inclusion of any such separate facility in the provisions relating to mandatory prepayments set forth in Section 2.07(b) and to sharing set forth in Section 2.14 in a manner consistent with the treatment hereunder of the Term Facility; provided that, notwithstanding anything to the contrary in this Section 2.20 or otherwise, no Term Advances for which the Term Facility Maturity Date shall have been extended may be optionally prepaid prior to the date on which the non-extended Term Advances are repaid in full.

(d) The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Term Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, a “New Extending Lender”) as provided in Section 10.07; provided that each of such New Extending Lenders shall enter into an Assignment and Assumption pursuant to which such New Extending Lender shall, effective as of the Existing Termination Date, purchase a Term Advance at par (and, if any such New Extending Lender is already a Term Lender, such Term Advance shall be in addition to any other Term Advance of such Lender hereunder on such date).

(e) Effective as of the Existing Termination Date, the Term Facility Maturity Date in respect of each of the Term Lenders that have agreed so to extend their Term Facility Maturity Date (each, an “Extending Lender”) and of each New Extending Lender shall be extended to the Extended Termination Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each New Extending Lender shall thereupon become a “Term Lender” for all purposes of this Agreement.

(f) Notwithstanding the foregoing, no extension of the Term Facility Maturity Date with respect to any Term Lender shall become effective under this Section 2.20 unless (i) on the Existing Termination Date, the conditions set forth in Section 3.01(g) and Section 3.01(h) shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated the Existing Termination Date and executed by a Responsible Officer of the Borrower, (ii) to the extent invoiced, all reasonable fees and expenses owing to the Administrative Agent, the Extending Lenders and the New Extending Lenders shall have been paid, (iii) no Default has occurred and is continuing or would result therefrom and (iv) the Administrative Agent shall have received (with sufficient copies for each of such Extending Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and substantially consistent with those delivered on the Closing Date under Section 3.01.

(g) This Section shall supersede any provisions in Section 2.14 or 10.01 to the contrary.

ARTICLE III

CONDITIONS TO EFFECTIVENESS OF LENDING

SECTION 3.01. Conditions of Initial Extension of Credit. Section 2.01 of this Agreement shall become effective on and as of the first date (the “Closing Date”) on which the following conditions precedent have been satisfied or waived in accordance with Section 10.01 (and the obligation of each Lender to make an Advance on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction (or waiver in accordance with Section 10.01) of such conditions precedent before or concurrently with the Closing Date):

(a) The Administrative Agent shall have received the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, with each Loan Document properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) Executed counterparts of this Agreement.

(ii) The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.18.

(iii) A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by each Loan Party, together with:

(A) certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank,

(B) proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed Lien searches, dated on or before the Closing Date, listing all effective financing statements (according to the applicable filing office) filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such financing statements,

(D) the Intellectual Property Security Agreement duly executed by each Loan Party,

(E) evidence of the insurance required by the terms of the Security Agreement,

(F) with respect to any Material Account, a Deposit Account Control Agreement referred to in the Security Agreement, duly executed by the applicable Loan Parties and each Pledged Account Bank referred to in the Security Agreement,

(G) with respect to any Material Account, a Securities Account Control Agreement referred to in the Security Agreement, duly executed by the applicable Loan Party and the applicable securities intermediary, and

(H) evidence that all other action that the Administrative Agent may deem reasonably necessary in order to perfect and protect the first priority liens and security interests created under the Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements);

provided that it being understood that to the extent the delivery of the stock certificates referred to in clause (A) above or the Deposit Account Control Agreements and Securities Account Control Agreements referred to in clauses (F) and (G) above are not or cannot be provided on the Closing Date after the Loan Parties’ use of commercially reasonable efforts to do so or without undue burden or expense, then such delivery shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but may instead be provided within ninety (90) days after the Closing Date, subject to such extensions as may be agreed in its sole discretion by the Administrative Agent.

(iv) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transactions and each Loan Document to which it is or is to be a party and of all documents evidencing other necessary corporate action and governmental and other third party approvals and consents, if any, with respect to the Transactions and each Loan Document to which it is or is to be a party.

(v) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party, dated reasonably near the Closing Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) where applicable, such Loan Party has paid all franchise taxes to the date of such certificate and (2) as to the good standing of such Loan Party under the laws of the State of the jurisdiction of its incorporation or formation.

(vi) A certificate of each Loan Party signed on behalf of such Loan Party by its Responsible Officer or its secretary or assistant secretary, dated the Closing Date (in which certificate the statements made shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true, correct and complete copy of the Organization Documents of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iv) were adopted and on the Closing Date and (C) the good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation and the absence of any proceeding for the dissolution or liquidation of such Loan Party.

(vii) A certificate of each Loan Party signed on behalf of such Loan Party by its Responsible Officer or its secretary or assistant secretary, certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii) A certificate, in substantially the form of Exhibit G, attesting to the Solvency of the Borrower and its Subsidiaries, taken as a whole, after giving effect to the Transactions, from the Chief Financial Officer of the Borrower.

(ix) (A) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for its fiscal year ended December 31, 2011, (B) unaudited consolidated balance sheets and related statements of income and cash flows of the Borrower for each fiscal quarter of its fiscal year ended December 31, 2012 (other than the last fiscal quarter of 2012), for the period from the beginning of such fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year, and (C) forecasts of the financial performance of the Borrower and its Subsidiaries on a combined consolidated basis on an annual basis, through December 31, 2016. The financial statements referred to in clauses (A) and (B) shall be prepared in accordance with GAAP.

(x) A favorable opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Loan Parties, reasonably satisfactory to the Administrative Agent.

(xi) A certificate of each Loan Party signed on behalf of such Loan Party by its Responsible Officer, certifying that the conditions set forth in Sections 3.01(b), (c), (d), (g) and (h) are satisfied.

(b) Immediately following the Transactions, neither the Borrower nor any of its Subsidiaries shall have any funded Indebtedness or outstanding Preferred Interests other than the Indebtedness permitted under Section 6.03.

(c) Since December 31, 2012, there has been no Material Adverse Effect.

(d) All material Governmental Authorizations and third party consents and approvals necessary to be obtained by any Loan Party in connection with the Loan Documents shall have been obtained and shall remain in effect.

(e) All accrued costs, fees and expenses (including legal fees and expenses and the fees and expenses of any other advisors) to the extent an invoice therefor is provided to the Borrower at least one Business Day prior to the Closing Date and other compensation payable to the Administrative Agent and the Sole Lead Arranger on or prior to the Closing Date, and all fees payable to the Lenders on or prior to the Closing Date, shall have been paid or shall be paid concurrently with the Closing Date.

(f) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, that the Administrative Agent has requested in writing at least five Business Days prior to the Closing Date.

(g) The representations and warranties contained in each Loan Document are correct in all material respects on and as of such date and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except (x) to the extent any representation and warranty is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct on and as of the date of such Credit Extension in all respects and (y) to the extent any such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent any of such representations and warranties is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

(h) No Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom.

SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Closing Date specifying its objection thereto and such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Except as set forth on the Disclosure Letter (which disclosures and responses are arranged in parts that correspond to the Sections in this Article IV to which they apply), the Borrower represents and warrants to the Administrative Agent and the Lender Parties that:

SECTION 4.01. Existence, Qualification and Power. Each Loan Party (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all corporate or similar requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02. Authorization; No Contravention. The Transactions have been duly authorized by all necessary corporate or other organizational action on the part of each Loan Party, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Subsidiaries is bound, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable Law, except in clauses (b)(i), (b)(ii) and (c) to the extent that such conflict, breach or violation would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.03. Governmental Authorization, Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required by any Loan Party in connection with the Transactions except for those approvals, consents, exemptions, authorizations or other actions, notices or filings which have already been obtained, taken, given or made and are in full force and effect and those approvals, consents, exemptions, authorizations, or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Bankruptcy Laws, laws affecting the rights of creditors generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.05. Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements have been delivered to the Administrative Agent under Section 3.01(a)(ix) and (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) to the extent required by GAAP, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness that are required to be reflected on a balance sheet prepared in accordance with GAAP.

(b) The unaudited consolidated balance sheets of the Borrower and its Subsidiaries dated June 30, 2013, and the related consolidated statements of income or operations and cash flows for the fiscal quarter ended on that date have been delivered to the Administrative Agent under Section 3.01(a)(ix) and (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) The financial forecasts of the Borrower and its Subsidiaries delivered to the Administrative Agent pursuant to Section 3.01(a)(ix) were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized).

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.06. Litigation. Except as disclosed in the Borrower’s filings with the SEC filed no later than three Business Days prior to the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries, that either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 4.07. Ownership of Property; Liens. As of the Closing Date and subject to the Liens permitted by Section 6.01, each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, and the property of the Borrower and its Subsidiaries is subject to no Liens, in each case other than Liens permitted by Section 6.01. Set forth on Schedule 4.07 to the Disclosure Letter is a complete and accurate list of all Material Real Properties of each Loan Party as of the date hereof, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof.

SECTION 4.08. Environmental Compliance. There are no pending, nor to the knowledge of the Responsible Officers of the Borrower, threatened in writing claims alleging potential liability or responsibility for violation of any Environmental Law in connection with the businesses, operations and properties of the Borrower and its Subsidiaries, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.09. Taxes. The Borrower and its Subsidiaries have filed all material Federal, state and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no tax assessment proposed in writing against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 4.10. ERISA Compliance. (a) Except for any noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Pension Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event that has resulted or would reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability that would reasonably be expected to result in a Material Adverse Effect; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) that has resulted or would reasonably be expected to result in a Material Adverse Effect; (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

SECTION 4.11. Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 4.11 to the Disclosure Letter and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 4.11 to the Disclosure Letter.

SECTION 4.12. Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 6.01 or Section 6.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 7.01(e) will be Margin Stock.

(b) None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 4.13. Disclosure. None of the representations or warranties made by any Loan Party in the Loan Documents as of the date such representations and warranties are made or deemed made and none of the written statements contained in the Lenders Presentation or any exhibit, report, statement or certificate furnished by or on behalf of any Loan Party in connection with the Loan Documents, considering each of the foregoing in the context in which it was made and together with all other representations, warranties and written statements theretofore furnished by such Loan Party to the Administrative Agent and the Lender Parties in connection with the Loan Documents and in the context of all publicly available information concerning the Loan Parties, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make such representation, warranty or written statement, in light of the circumstances under which it is made, not misleading as of the time when made or delivered; provided that the Borrower’s representation and warranty as to any forecast, projection or other statement regarding future performance, future financial results or other future development is limited to the fact that such forecast, projection or statement was prepared in good faith on the basis of information and assumptions that the Borrower believed to be reasonable as of the date such material was prepared (it being understood that the projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that no assurance can be given that the projections will be realized).

SECTION 4.14. Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.15. Solvency. As of the Closing Date, after giving effect to the Transactions, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

SECTION 4.16. Collateral Documents. Subject to the proviso to Section 3.01(a)(iii) and the limitations and exceptions set forth in the Collateral Documents, all filings and other actions necessary to perfect and protect the security interest in the Collateral created under the Collateral Documents have been, to the extent required by the Collateral Documents, duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority (subject to Liens permitted under Section 6.01) security interest in the Collateral, securing the payment of the Secured Obligations.

SECTION 4.17. Anti-Terrorism Laws.

(a) No Loan Party, nor, to such Loan Party’s knowledge, any of its officers, directors, employees or affiliates, is in material violation of any applicable law relating to sanctions, terrorism or money laundering, including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, the laws and regulations administered by OFAC, the Trading with the Enemy Act (12 U.S.C. §95), the Proceeds of Crime Act and the International Emergency Economic Powers Act (50 U.S.C. §§1701 1707); and

(b) Neither any Loan Party nor any Subsidiary is any of the following:

(i) a Prohibited Person or a person owned or controlled by, or acting for or on behalf of, any person that is a Prohibited Person; or

(ii) a person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order.

SECTION 4.18. Foreign Corrupt Practices Act. To the knowledge of the Responsible Officers of the Borrower, neither the Borrower nor any other Loan Party nor any Subsidiary has paid, offered, promised to pay, or authorized the payment of, directly or indirectly, any money or anything of value to any Foreign Official for the purpose of influencing any act or decision of such Foreign Official or of such Foreign Official’s Governmental Authority or to secure any improper advantage, for the purpose of obtaining or retaining business for or with, or directing business to, any person, in each case in material violation of any applicable law in the jurisdictions in which it operates including but not limited to the Foreign Corrupt Practices Act 1977 and the UK 2010 Bribery Act. No part of the proceeds of the Advances will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Each of the Borrower and each Guarantor is in compliance with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto.

ARTICLE V

AFFIRMATIVE COVENANTS

So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), the Borrower will and (except with respect to Sections 5.01, 5.02(a), 5.02(b) and 5.02(c)) will cause its Subsidiaries to:

SECTION 5.01. Financial Statements. Deliver to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2013), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and (ii) accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that it shall not be a violation of this clause (ii) if the opinion accompanying the financial statements for the applicable fiscal year is subject to a “going concern” or like qualification solely as a result of the fact that any of the Facilities under this Agreement is scheduled to mature within 365 days of the end of such fiscal year;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter September 30, 2013), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, and in any event no later than 90 days after the end of each fiscal year of the Borrower, a consolidated budget in reasonable detail for the following fiscal year (including a projected consolidated balance sheet and consolidated statements of projected income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget).

As to any information contained in materials furnished pursuant to Section 5.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

SECTION 5.02. Certificates; Other Information. Deliver to the Administrative Agent:

(a) within 5 Business Days after delivery of the financial statements referred to in Sections 5.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports or management letters submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.01(a) or (b) or Section 5.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval system (or any successor system). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.02(a) to the Administrative Agent.

SECTION 5.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary that is not otherwise disclosed in the Borrower’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable.

Each notice pursuant to this Section 5.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 5.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 5.04. Payment of Tax Obligations. Pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, or (b) the nonpayment of such liabilities, assessments and governmental charges or levies would not be reasonably expected to result in a Material Adverse Effect.

SECTION 5.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.04 or 6.05 and except where the failure to maintain such good standing would not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew those of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where, in each case, the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties (including flood insurance) and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

SECTION 5.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or, with respect to Foreign Subsidiaries, the applicable foreign equivalent thereof) consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, to the extent required by GAAP; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be, except, in each case, where the failure to so maintain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent (and, after an Event of Default, each Lender Party) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that unless an Event of Default shall have occurred and be continuing, such visits by the Administrative Agent shall occur no more frequently than twice during any fiscal year of the Borrower and only one such visit per fiscal year shall be at the expense of the Borrower; and provided , further , that when an Event of Default exists the Administrative Agent or any Lender Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours with reasonable advance notice. Notwithstanding the foregoing, neither the Borrower nor its Subsidiaries shall be required to disclose or discuss, or permit the inspection, examination or making of extracts of, any document, book, record or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, such Lender or their representatives is then prohibited by applicable law or any agreement binding on Borrower or its Subsidiaries or (iii) is protected from disclosure by the attorney-client privilege or the attorney work product privilege.

SECTION 5.11. Use of Proceeds. Use the proceeds of the Advances solely for the purposes set forth in Section 2.15.

SECTION 5.12. Additional Guarantors and Security. Upon (x) the request of the Collateral Agent following the occurrence and during the continuance of a Default, (y) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party, or (z) the acquisition of any Material Real Property or material intellectual property (other than any property excluded from the Collateral pursuant to Section 2(b) of the Security Agreement) by any Loan Party, and such Material Real Property or such non-excluded material intellectual property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Borrower’s expense:

(a) in connection with the formation or acquisition of a Subsidiary that is not an Immaterial Subsidiary or an Excluded Subsidiary or owned by an Immaterial Subsidiary or an Excluded Subsidiary, within 45 days (subject to extensions as may be agreed in its sole discretion by the Administrative Agent) after such formation or acquisition, cause each such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(b) within 20 days (subject to extensions as may be agreed in its sole discretion by the Administrative Agent) after (i) such request, furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Collateral Agent and (ii) such formation or acquisition, furnish to the Collateral Agent a description of the real and personal properties of such Subsidiary or the real and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Agent,

(c) within 60 days (subject to extensions as may be agreed in its sole discretion by the Administrative Agent) after (i) such request or acquisition of Material Real Property or other material property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties, including, without limitation, a determination of whether such Material Real Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a “life of loan” standard flood hazard determination form ordered and received by the Administrative Agent, and if such Material Real Property is a Flood Hazard Property, (A) Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent as to the fact that such Material Real Property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (B) at the time of execution of any Mortgage with respect thereto, copies of the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance in compliance with applicable law and satisfactory to the Collateral Agent and naming the Collateral Agent as sole loss payee on behalf of the Lenders and if such policy is a private flood policy, the Borrower shall confirm that such private flood policy conforms to FEMA requirements and (ii) such formation or acquisition of any new Subsidiary, duly execute and deliver and cause such Subsidiary if it is a Loan Party and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents; provided that (x) the stock of any Subsidiary held by an Immaterial Subsidiary or an Excluded Subsidiary shall not be required to be pledged and (y) if such new property is Equity Interests in a CFC or US Holdco, then 65% of the voting Equity Interests in such CFC or US Holdco shall be pledged in favor of the Secured Parties,

(d) within 45 days (subject to extensions as may be agreed in its sole discretion by the Administrative Agent) after such request, formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is an Immaterial Subsidiary or an Excluded Subsidiary, or owned by an Immaterial Subsidiary or an Excluded Subsidiary) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.12, enforceable against all third parties in accordance with their terms,

(e) within 45 days (subject to extensions as may be agreed in its sole discretion by the Administrative Agent) after such request, formation or acquisition of any such Subsidiary that becomes a Guarantor, deliver to the Collateral Agent documents of the types referred to in Section 3.01(a)(iv) through (vii) with respect to such Subsidiary and, if requested by the Administrative Agent, opinions of counsel reasonably acceptable to the Administrative Agent,

(f) as promptly as practicable after such request, formation or acquisition, deliver, upon the request of the Collateral Agent in its reasonable discretion (taking into account the expense of obtaining same), to the Collateral Agent with respect to each Material Real Property owned by each Loan Party and each newly acquired or newly formed Subsidiary that becomes a Loan Party title reports and surveys, each in scope, form and substance reasonably satisfactory to the Collateral Agent, provided , however , that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Material Real Property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and

(g) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than an Immaterial Subsidiary or an Excluded Subsidiary) to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Subsidiary that is an Immaterial Subsidiary or an Excluded Subsidiary, or owned by an Immaterial Subsidiary or an Excluded Subsidiary) to take, all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements;

provided that notwithstanding any other provision of any Loan Document, no Loan Party shall be required to deliver any supplemental Loan Document that is governed by any law other than the laws of the United States or any political division of any thereof.

SECTION 5.13. Further Assurances. (a) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (b) promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to carry out more effectively the purposes of the Loan Documents.

SECTION 5.14. Post-Closing. Within 90 days after the Closing Date, subject to such extensions as may be agreed in its sole discretion by the Administrative Agent, complete any action required to be taken during such period pursuant to the proviso to Section 3.01(a)(iii).

ARTICLE VI

NEGATIVE COVENANTS

So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), the Borrower will not, and will not permit any of its Subsidiaries to, at any time:

SECTION 6.01. Liens, Etc. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 6.01 to the Disclosure Letter and any renewals or extensions thereof, provided that (i) the property covered thereby is not increased, (ii) the amount secured or benefited thereby is not increased, except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, and any accrued and unpaid interest payable, in connection with the refinancing thereof and by an amount equal to any existing commitments unutilized thereunder;

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA (including pledges or deposits securing liabilities for reimbursement or indemnity arrangements and letter of credit or bank guaranty reimbursement arrangements with respect thereto);

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance bonds and other obligations of a like nature (including obligations imposed by the applicable laws of foreign jurisdictions (exclusive of obligations for the payment of borrowed money)) incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, municipal, building and zoning ordinances and other similar encumbrances affecting real property which, in the aggregate, do not materially interfere with the conduct of the business of the Borrower and its Subsidiaries;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(g) or securing appeal or surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 6.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and additions, attachments, accessions, parts and improvements thereto and the proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition;

(j) (i) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided that (x) such merger, consolidation or becoming a Subsidiary is otherwise permitted under the Loan Documents and (y) such Liens were not created in contemplation of such merger, consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary and its Subsidiaries; and (ii) Liens on property of a Person existing at the time such property is purchased by the Borrower or any Subsidiary of the Borrower in a transaction constituting a Permitted Acquisition permitted hereunder; provided , that such Liens were not created in contemplation of such Permitted Acquisition;

(k) Liens arising solely by virtue of any consensual agreement or statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(l) leases, subleases, licenses and rights-of-use granted to others in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purposes;

(m) restrictions on transfers of securities imposed by applicable securities laws;

(n) licenses of intellectual property (including, intercompany licensing of intellectual property between the Borrower and any Subsidiary and between Subsidiaries in connection with cost-sharing arrangements, distribution, marketing, make-sell or other similar arrangements) so long as any such license, individually or in the aggregate with all such licenses, does not materially impair the business of the Borrower and its Subsidiaries taken as a whole;

(o) Liens securing reimbursement obligations in respect of documentary letters of credit or bankers acceptances in the ordinary course of business, provided that such Liens attach only to the documents and goods covered thereby and the proceeds thereof;

(p) Liens arising in connection with the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or the consignment of goods;

(q) Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(r) Liens on the assets of Foreign Subsidiaries with respect to Indebtedness permitted by Section 6.03(n);

(s) (i) Liens securing Indebtedness or other obligations otherwise permitted hereunder, if, solely upon the date such Lien is created and after giving Pro Forma Effect thereto, the Consolidated Secured Leverage Ratio as of the end of the most recently ended fiscal quarter is less than 2.00 to 1.00 (for the avoidance of doubt, Liens permitted under this clause (s)(i) at the time of the creation thereof shall continue to be permitted Liens under this clause (s)(i) notwithstanding any subsequent change in the Consolidated Secured Leverage Ratio) and (ii) other Liens securing Indebtedness or other obligations otherwise permitted hereunder, provided the outstanding principal amount of any such Indebtedness and the amount of such obligations, in the aggregate, secured by such Liens does not exceed $50,000,000;

(t) Liens securing Indebtedness permitted under Section 6.03(h)(iii); provided that the Indebtedness secured thereby does not exceed $200,000,000;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(v) normal and customary rights of setoff and similar Liens arising under interest rate or currency hedging agreements, which are not for speculation;

(w) renewals or replacements of the Liens described in clauses (i) and (j) above; provided that no additional property is encumbered as a result of such renewal or replacement;

(x) Liens securing Indebtedness in connection with any sale and leaseback transaction; provided that the Indebtedness secured thereby does not exceed $50,000,000 at any time;

(y) any interest of a lessor or sublessor under any lease of real property or personal property;

(z) Liens arising as a matter of law or created in the ordinary course of business in the nature of (i) normal and customary rights of setoff and bankers’ liens upon deposits of cash in favor of banks or other depository institutions and (ii) Liens securing reasonable and customary fees for services in favor of banks, securities intermediaries or other depository institutions;

(aa) Liens on any cash earnest money deposit made by the Borrower or any Subsidiary in connection with any letter of intent or acquisition agreement that is not prohibited by this Agreement;

(bb) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to Indebtedness not otherwise prohibited under this Agreement;

(cc) deposits as security for contested taxes or contested import or customs duties;

(dd) Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds;

(ee) any encumbrance or restriction with respect to the transfer of the Equity Interests in any joint venture or similar arrangement pursuant to the terms thereof;

(ff) assignments of the right to receive income effected as part of the sale of a Subsidiary or a business unit that is otherwise permitted pursuant to Section 6.05;

(gg) any interest or Liens of a purchaser (or an agent for such purchaser) in receivables and Related Assets sold pursuant to any factoring or similar arrangement referred to in Section 6.05(k); and

(hh) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or, if applicable, the corresponding section of the Uniform Commercial Code in effect in the relevant jurisdiction) on items in the course of collection.

SECTION 6.02. Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary constituting Liquid Assets at the time made;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments of the Borrower in any Guarantor and Investments of any Subsidiary in the Borrower or in a Guarantor;

(d) (1) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and (2) Investments received in satisfaction of judgments or pursuant to any plan or reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or account debtors;

(e) Guarantees permitted by Section 6.03 that are made (i) by the Borrower or any Guarantor guaranteeing Indebtedness incurred by the Borrower or any Guarantor or (ii) by any Subsidiary that is not a Guarantor;

(f) Permitted Acquisitions, including the formation of any Subsidiary in connection with such Permitted Acquisition and the capitalization of such Subsidiary whether through capital contributions or intercompany loans;

(g) Investments in Subsidiaries that are not Loan Parties; provided , that the aggregate outstanding amount of Investments made by the Borrower or any Guarantor pursuant to this clause (g) (together with the aggregate principal amount of Guarantees incurred pursuant to Section 6.03(c) in respect of obligations of non-Loan Parties and the aggregate fair market value of the assets disposed of pursuant to Section 6.05(d)(ii)) shall not, measured solely at the time each such Investment is made, exceed $100,000,000;

(h) Investments made by the Borrower or a Guarantor in Immaterial Subsidiaries in an aggregate amount not to exceed $10,000,000 during any calendar year or Investments made by an Immaterial Subsidiary in the Borrower or another Subsidiary;

(i) Investments made or received as a result of consideration received in connection with a Disposition by the Borrower or any of its Subsidiaries made in compliance with Section 6.05; provided , that in the event the aggregate consideration for any Disposition made pursuant to Section 6.05(a), (b), (d), (e), (g), (h), (i) or (l) exceeds $25,000,000, the non-cash consideration for such Disposition shall not exceed 50% of any such aggregate consideration;

(j) (i) Investments by the Borrower and its Subsidiaries existing on the date hereof in the Equity Interests of its Subsidiaries and (ii) Investments existing as of the date hereof and set forth on Schedule 6.02 to the Disclosure Letter and any replacements, renewals or extensions of any such Investments; provided that the amount of any such Investment is not increased at the time of such replacement, renewal or extension of such Investment except by an amount equal to a reasonable premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses reasonably incurred in connection with such replacement, renewal or extension; provided further that the terms relating to subordination (if any) and other material terms taken as a whole in respect of such replacement, renewed or extended Investment and of any agreement entered into and of any instrument issued in connection therewith, are not materially less favorable, taken as a whole, to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Investment being replaced, renewed or extended;

(k) Investments, payments or advances by the Borrower or any Subsidiary in respect of (i) any Swap Contracts permitted hereunder or (ii) any Permitted Call Spread Swap Agreement;

(l) Investments by the Borrower and its Subsidiaries in Persons that are not Subsidiaries; provided that the aggregate amount of Investments made pursuant to this clause (l) shall not exceed $100,000,000 at any time outstanding;

(m) Investments made or received by the Borrower or any of its Subsidiaries as a result of an “earn out” or other similar purchase price mechanism (such as a working capital adjustment) in connection with a Permitted Acquisition;

(n) the Borrower may make other Investments in an aggregate amount that, when aggregated with the Restricted Payments made under Section 6.06(h), in each case during the period from the Closing Date to the latest Termination Date, shall not exceed $10,000,000;

(o) intercompany payables and charges of expenses in the ordinary course of business;

(p) Investments arising in connection with the purchase and sale of marketable securities to facilitate the repatriation of earnings by Foreign Subsidiaries;

(q) Investments in respect of prepaid expenses, negotiable instruments held for collection or lease, utility, workers’ compensation, performance and similar deposits provided to third parties, in each case in the ordinary course of business;

(r) Investments made by the Borrower consisting of loans to officers, directors and employees which are used by such Persons to simultaneously purchase Equity Interests of the Borrower in connection with the exercise of warrants, options and similar instruments;

(s) additional Investments not exceeding $250,000,000 in the aggregate outstanding at any time;

(t) additional Investments using the Cumulative Equity Amount;

(u) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(v) Investments by any Subsidiary that is not a Guarantor in any other Subsidiary that is not a Guarantor;

(w) guarantees by the Borrower of Swap Contracts entered into by any Subsidiary or other obligations of any Subsidiary entered into in the ordinary course of business and not constituting Indebtedness; and

(x) Investments of any Person that becomes a Subsidiary after the date hereof, provided that (i) such Investments exist at the time that such Person becomes a Subsidiary and (ii) such Investments were not made in anticipation of such Person becoming a Subsidiary.

SECTION 6.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 6.03 to the Disclosure Letter;

(c) (i) Guarantees of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor, (ii) Guarantees of any non-Loan Party Subsidiary in respect of Indebtedness otherwise permitted hereunder of any non-Loan Party Subsidiary, (iii) Guarantees of the Borrower of obligations of any Subsidiary existing or arising under any Swap Contract permitted by Section 6.01(d), and (iv) Guarantees of Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of any non-Loan Party Subsidiary in an aggregate amount outstanding (together with the aggregate principal amount of Investments made pursuant to Section 6.02(g) in Subsidiaries that are non-Loan Parties and the aggregate fair market value of the assets disposed of pursuant to Section 6.05(d)(ii)) at any time not to exceed $100,000,000;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, future cash flows, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;”

(e) Indebtedness in respect of Capital Lease Obligations, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 6.01(i); provided , however , that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $100,000,000, plus such additional amounts as required to be recorded in accordance with changes imposed subsequent to the Closing Date by GAAP to be recharacterized as a Capital Lease Obligation;

(f) Subordinated Debt of the Borrower or any Guarantor; provided , however , that (i) no Default exists or would result therefrom and (ii) on a Pro Forma Basis, the Borrower is in compliance with the covenants in Section 6.10;

(g) (i) intercompany Indebtedness between the Borrower and any of its Subsidiaries or between Subsidiaries; provided that (A) such intercompany Indebtedness is permitted under Section 6.02 and (B) if such Indebtedness is owed by a Loan Party to a Subsidiary that is not a Loan Party, such Indebtedness by its express terms is Subordinated Debt and (ii) intercompany Indebtedness between any Loan Parties;

(h) (i) Indebtedness assumed by Borrower or any Subsidiary (whether by merger, operation of law or otherwise) in connection with a Permitted Acquisition that was not created in anticipation of such Permitted Acquisition, (ii) Indebtedness of any Person that becomes a Subsidiary pursuant to a Permitted Acquisition that is outstanding at the time such Permitted Acquisition is consummated and that was not created in anticipation of such Permitted Acquisition and (iii) Indebtedness incurred to finance a Permitted Acquisition, so long as the aggregate principal amount of all Indebtedness described in clauses (i) through (iii) does not exceed $250,000,000 at any time outstanding and (A) both immediately prior to and after giving effect thereto, no Default shall exist or result therefrom, (B) such Indebtedness (1) if incurred to finance a Permitted Acquisition, does not have any guarantor or obligor that is not a Loan Party, (2) if secured, such Liens are only on assets being acquired, (3) if incurred to finance a Permitted Acquisition, matures after the latest maturity date of the Term Facility (other than customary offers to repurchase or prepay upon a change of control, asset sale or loss event and customary acceleration after an event of default) and (4) if incurred to finance a Permitted Acquisition, has terms and conditions (other than interest rate, redemption premiums and other economic terms), taken as a whole, that are not materially less favorable to the Borrower as the terms and conditions of this Agreement (as determined by the Borrower);

(i) any refinancings, refundings, renewals or extensions of Indebtedness permitted pursuant to Section 6.03(b), (e) and (h); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, and accrued and unpaid interest payable, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) if the Indebtedness being refinanced, refunded, renewed or extended (the “Refinanced Indebtedness”) is subordinated in right of payment to the Obligations, the refinancing, refunding, renewing or extending Indebtedness (the “Refinancing Indebtedness”) shall be subordinated in right of payment to the Obligations on terms at least as favorable (as determined by the Borrower in good faith) to the Lenders as those contained in the documentation governing the Refinanced Indebtedness, (iii) no Refinancing Indebtedness shall have different obligors or greater guarantees or security than the Refinanced Indebtedness, (iv) if the Refinanced Indebtedness is secured by any collateral, the Refinancing Indebtedness may be secured by such collateral but only on terms no less favorable (as determined by the Borrower in good faith) to the Loan Parties and Lenders than the terms on which such collateral secures such Refinanced Indebtedness and (v) the material terms, taken as a whole, of any such Refinancing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect (as determined by the Borrower in good faith) to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Refinanced Indebtedness;

(j) Indebtedness in respect of any Permitted Call Spread Swap Agreement;

(k) “earn outs” or similar purchase price mechanisms (such as a working capital adjustment) contemplated by the definitive documentation in respect of Permitted Acquisitions to the extent constituting Indebtedness and calculated based on either (A) an evaluation of the amount as of a date on or about the acquisition closing date of the assets or property (or a portion thereof) acquired in accordance with the procedures set forth therein, or (B) the achievement of financial or other objective performance targets set forth therein after the consummation of such Permitted Acquisition;

(l) Indebtedness of the Borrower or any Subsidiary thereof incurred in respect of bank guarantees, letters of credit or similar instruments to support local regulatory, solvency, consumer requirements and tax disputes not to exceed $50,000,000 in the aggregate at any time outstanding;

(m) Indebtedness in respect of cash management obligations and netting services, cash pooling arrangements, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business, and any Guarantees thereof;

(n) Indebtedness of any Foreign Subsidiary, so long as the aggregate principal amount of Indebtedness at any time outstanding with respect to all Foreign Subsidiaries does not exceed $100,000,000;

(o) additional unsecured Indebtedness in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

(p) (1) customer deposits and advanced payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business; (2) Indebtedness issued to future, current or former officers, directors and employees, in each case, to finance the purchase or redemption of equity interests of the Borrower; and (3) obligations in respect of workers’ compensation claims and self-insurance obligations, indemnity, bid, warranty, performance, bid, surety bonds or similar bonds and completion guarantees provided by a Loan Party in the ordinary course of business and (4) obligations with respect to letters of credit and bankers’ acceptances issued in the ordinary course of business and not supporting Indebtedness; provided , however , that the aggregate amount of all Indebtedness incurred under clause (2) of this clause (p) does not exceed $10,000,000 in any fiscal year and $50,000,000 at any time outstanding;

(q) customary indemnification obligations pursuant to factoring or similar arrangements permitted under Section 6.05;

(r) Indebtedness in connection with any sale and leaseback transaction; provided that the aggregate principal amount of such Indebtedness does not exceed $50,000,000 at any time; and

(s) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds or from the endorsement of instruments for collection in the ordinary course of business.

SECTION 6.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of the Borrower and its Subsidiaries, taken as a whole, to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the Guarantor or a Person who becomes a Guarantor shall be the continuing or surviving Person;

(b) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Borrower or a Guarantor;

(c) any non-Loan Party Subsidiary may merge with any other non-Loan Party Subsidiary and any Foreign Subsidiary may merge with any other Foreign Subsidiary;

(d) any Subsidiary may be merged, consolidated with or otherwise disposed of pursuant to a Disposition permitted by Section 6.05;

(e) any Immaterial Subsidiary may be dissolved or liquidated; and

(f) any Subsidiary may merge or consolidate with any Person pursuant to a Permitted Acquisition; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger or consolidation involving a Guarantor, the Person surviving such merger or consolidation shall be or become a Guarantor.

SECTION 6.05. Dispositions. Make any Disposition, except:

(a) Dispositions of excess, obsolete or worn out property, or property that, in the reasonable business judgment of the Borrower is no longer useful or economically practicable to maintain in the conduct of the business of the Borrower and its Subsidiaries taken as a whole, whether now owned or hereafter acquired;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) (i) Dispositions of property by the Borrower or any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor and (ii) Dispositions of property by the Borrower or any Guarantor to a wholly-owned Subsidiary that is not a Guarantor, in an aggregate amount (together with the aggregate principal amount of Investments made pursuant to Section 6.02(g) in Subsidiaries that are non-Loan Parties and the aggregate principal amount of Guarantees incurred pursuant to Section 6.03(c) in respect of obligations of non-Loan Parties) not to exceed $100,000,000;

(e) Dispositions permitted by Section 6.04 and, to the extent constituting Dispositions, Liens, Restricted Payments and Investments permitted hereunder;

(f) licenses of intellectual property so long as any such license, individually or in the aggregate with all such licenses, does not materially impair the business of the Borrower and its Subsidiaries taken as a whole;

(g) leases of real or personal property in the ordinary course of business;

(h) Dispositions of (i) Equity Interests of Immaterial Subsidiaries or Foreign Subsidiaries and (ii) business units of the Borrower or any Subsidiary; provided that the fair market value of the assets subject to any Disposition under this paragraph (h) shall not, taken together with the aggregate fair market value of all assets Disposed of during the term of this Agreement pursuant to this paragraph (h), as determined at the time each such asset was so Disposed of, exceed an amount equal to 10% of the Consolidated Total Assets of the Borrower and its Subsidiaries as of the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b); provided , further , that any Disposition permitted by this paragraph (h) at the time consummated shall be deemed permitted at all times thereafter even if subsequent to the date such Disposition was consummated the amount of Consolidated Total Assets of the Borrower and its Subsidiaries has decreased;

(i) Dispositions of accounts receivable and other rights to payment for collection purposes in the ordinary course of business;

(j) Dispositions of property by any Subsidiary that is not a Loan Party to any Loan Party or any another Subsidiary that is not a Loan Party;

(k) Dispositions of receivables and Related Assets by the Borrower or any Subsidiary pursuant to nonrecourse (other than limited, customary provisions for recourse) factoring or similar arrangements;

(l) other Dispositions in an aggregate amount not to exceed in any fiscal year $50,000,000;

(m) the use, transfer or disposition of cash or Liquid Assets in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement shall be permitted;

(n) the Borrower and its applicable Subsidiaries may transfer to any Subsidiary any property acquired pursuant to a Permitted Acquisition to facilitate internal reorganizations, provided the aggregate fair market value of any such property transferred to a non-Loan Party (together with the aggregate consideration paid in connection with all Acquisitions of a Person that does not become a Guarantor) shall not exceed $1,000,000,000; and

(o) sales, transfers or other dispositions of assets acquired pursuant to a Permitted Acquisition that in the judgment of the Borrower’s management are not necessary or desirable to carry out the Borrower’s business plans, to the extent binding agreements or letters of intent providing for such sales, transfers or other dispositions are entered into within 12 months after the acquisition of such assets;

provided , however , that with respect to any Disposition pursuant to clauses (a), (b), (h) and (o) for a consideration in excess of $10,000,000, (x) such Disposition shall be for fair market value and (y) at least 75% of such consideration shall be in cash.

SECTION 6.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except that:

(a) (i) each Subsidiary may make Restricted Payments to the Borrower and any Subsidiary that owns an Equity Interest in such Subsidiary, (ii) so long as no Default shall have occurred and be continuing or would result therefrom, each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made and (iii) for so long as such Subsidiary is a member of a group filing a consolidated, combined or unitary return with the Borrower, such Subsidiary may make Restricted Payments to the Borrower and any other holder of direct Equity Interests of such Subsidiary permitted hereunder in order to pay consolidated, combined or unitary federal, state or local taxes which payments by such Subsidiary are not in excess of the tax liabilities that would have been payable by such Subsidiary and its Subsidiaries on a stand-alone basis;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests or Indebtedness permitted pursuant to Section 6.03(f);

(d) each Immaterial Subsidiary may make Restricted Payments to any Loan Party or another Immaterial Subsidiary;

(e) the Borrower or any of its Subsidiaries may purchase (i) Equity Interests in any Loan Party or options with respect to Equity Interests in any Loan Party held by directors, employees or management of the Borrower or any of its Subsidiaries (or their estates or authorized representatives) in connection with the death, disability or termination of employment of any such directors, employees or management and (ii) Equity Interests in any Loan Party for the purpose of holding such Equity Interest for future issuance under an employee stock plan; provided that the aggregate amount of all such payments made under clauses (i) and (ii) after the Closing Date do not exceed $25,000,000 in any fiscal year and $50,000,000 in the aggregate; provided, further, that any such amount permitted to have been made but not made in the preceding fiscal years may be carried over and used in any subsequent fiscal year;

(f) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, the Borrower and each Subsidiary may declare and make dividend payments or repurchase Equity Interests of the Borrower in an aggregate amount not to exceed $50,000,000 per fiscal year;

(g) so long as no Event of Default shall have occurred and be continuing or would immediately result therefrom, the Borrower may make, during the period from the Closing Date to the latest Termination Date, other Restricted Payments in an aggregate amount not to exceed (i) $150,000,000 per fiscal year for fiscal 2013 and 2014 and (ii) $125,000,000 per fiscal year for each fiscal year thereafter;

(h) the Borrower may make other Restricted Payments in an aggregate amount that, when aggregated with the Investments made under Section 6.02(n), in each case during the period from the Closing Date to the latest Termination Date, shall not exceed $10,000,000;

(i) so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and any of its Subsidiaries may repurchase Equity Interests of a Subsidiary from any Person other than the Borrower and its Subsidiaries so long as the resulting Investment would otherwise be permitted under Section 6.02;

(j) the Borrower may make Restricted Payments in connection with the simultaneous exercise by officers, directors and employees of warrants, options and similar instruments, and other Restricted Payments in connection with employee compensation plans (including without limitation in connection with taxes paid or payable upon vesting of restricted shares);

(k) the Borrower may make Restricted Payments in an amount equal to the original principal amount of the Term Advances;

(l) the Borrower may distribute rights pursuant to a stockholder rights plan or redeem such rights, provided that such redemption is in accordance with the terms of such stockholder rights plan;

(m) the Borrower may repurchase fractional shares of its Equity Interests arising out of stock dividends, splits or combinations, business combinations or conversions of convertible securities;

(n) the Borrower or any Subsidiary may receive or accept the return to the Borrower or any Subsidiary of Equity Interests of the Borrower or any Subsidiary constituting a portion of the purchase price consideration in settlement of indemnification claims;

(o) the Borrower or any Subsidiary may make cash payments in lieu of fractional shares in connection with the conversion of any Equity Interests or make cash settlement payments upon the exercise of warrants to purchase its Equity Interest or “net share settle” warrants;

(p) payments or distributions to dissenting stockholders pursuant to applicable law;

(q) the Borrower may enter into, exercise its rights and perform its obligations under Permitted Call Spread Swap Agreements; and

(r) additional Restricted Payments in an aggregate amount not to exceed the sum of (i) the Cumulative Equity Amount plus (ii) an amount (which may not be negative) equal to 50% of the cumulative Excess Cash Flow for all fiscal years (commencing with the fiscal year ending December 31, 2014 and ending with the most recently completed fiscal year).

SECTION 6.07. Change in the Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or any reasonable extension thereof, as determined in good faith by the Borrower.

SECTION 6.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that this Section shall not prohibit:

(a) any contract, agreement or business arrangement (i) between or among the Borrower and any Subsidiary, or (ii) between or among Subsidiaries;

(b) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans, any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and equity and stock ownership plans) and reasonable and customary indemnification and reimbursement arrangements with respect to such Persons;

(c) loans or advances to employees and officers of Borrower and its Subsidiaries to the extent permitted by the terms hereof;

(d) contracts, agreements or business arrangements in effect as of the Closing Date and set forth on Schedule 6.08 to the Disclosure Letter (and any amendments, supplements, replacements or renewals of such contracts, agreements or business arrangements to the extent the non-arm’s length aspects thereof, if any, are not expanded as a result of such amendment, supplement, replacement or renewal);

(e) Investments permitted by Section 6.02(b), (c), (e), (g), (h), (j), (l) (in the case of Investments in the form of common equity), (r) or (v);

(f) any transaction approved by the board of directors of the Borrower or otherwise involving an aggregate consideration of less than $10,000,000;

(g) Restricted Payments permitted by Section 6.06; and

(h) intercompany Indebtedness permitted by Section 6.03(g).

SECTION 6.09. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower, or (iii) of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person; provided , however , that this Section 6.09 shall not prohibit (1) any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness (and any additions, attachments, accessions, parts and improvements thereto and the proceeds thereof) and any refinancing or replacement thereof permitted by Section 6.03(i), (2) any negative pledge provided for in an agreement set forth on Schedule 6.09 to the Disclosure Letter and any renewals, extensions or replacements thereof, provided that the terms of such negative pledge are no less favorable in any material respect (determined in good faith by the Borrower) to the Loan Parties or the Lenders than the terms of any agreement being renewed, extended or replaced, (3) any restrictions imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted by Section 6.05, to the extent such restrictions relate to the Subsidiary or property subject to such Disposition, (4) restrictions arising by reason of customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business, (5) customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture or other business venture, (6) contracts entered into in the ordinary course of business restricting the assignment of such contracts, (7) any restrictions that (x) exist on the Closing Date and (y) any renewal or extension of a restriction permitted by clause (7)(x) or any agreement evidencing such restriction so long as such renewal or extension does not expand the scope of such restrictions, (8) restrictions imposed by applicable Law, (9) customary net worth provisions contained in real property leases or licenses of intellectual property entered into by the Borrower or any Subsidiary, (10) any such limitations or requirements that are binding on a Person at the time such Person first became a Subsidiary of the Borrower, so long as all such limitations and requirements were not entered into in contemplation of such Person becoming a Subsidiary of the Borrower, together with any replacement agreement thereof so long as the terms thereof are not materially less favorable to such Subsidiary, (11) except for limitations or requirements that would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to perform their obligations under the Loan Documents, limitations or requirements pursuant to the terms of Indebtedness permitted under Section 6.03 pursuant to a credit agreement, loan agreement, indenture or other documentation containing terms and provisions not materially less favorable to the applicable obligor than the terms of this Agreement, (12) restrictions on cash or other deposits imposed by customers of the Borrower or any Subsidiary under contracts entered into in the ordinary course of business, and (13) other restrictions that would not, in the good faith determination of the Borrower, reasonably be expected to materially impair the ability of the Borrower and its Subsidiaries to perform their payment obligations under the Loan Documents; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

SECTION 6.10. Financial Covenants. (a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.25:1.00.

(b) Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.50:1.00.

SECTION 6.11. Acquisitions. Make any Acquisition unless the following conditions are met:

(a) if the Acquisition involves consideration of $20,000,000 or more, the Borrower provides the Administrative Agent with a certificate of a Responsible Officer certifying (together with supporting calculation in reasonable detail in the case of clause (x) below) that (x) after giving effect to such Acquisition and any Indebtedness related thereto (including, but not limited to any Indebtedness used in financing such Acquisition), (i) the Borrower is in compliance with the financial covenants set forth in Section 6.10 on a Pro Forma Basis and (ii) the aggregate consideration paid in connection with any and all Acquisitions under this Section 6.11 of any Person that does not become a Guarantor (together with the fair market value of any property transferred to a non-Loan Party in connection with a Permitted Acquisition), other than consideration paid in Equity Interests (other than Disqualified Preferred Interests), shall not exceed $1,000,000,000 and (y) the other requirements in this Section 6.11 with respect to such Acquisition are satisfied;

(b) (i) the consummation of the Acquisition does not violate any Law or Contractual Obligation applicable to the Borrower or its Subsidiaries, which violation would reasonably be expected to have a Material Adverse Effect; (ii) there are no actions, suits, proceedings, or claims pending, or, to the knowledge of the Borrower threatened in writing, at law, in equity, in arbitration or before any Governmental Authority against the Borrower or, to the knowledge of the Borrower, the other party or parties to such Acquisition, that would reasonably be expected to prevent such Acquisition; and (iii) there are no actions, suits, proceedings, or claims pending, at law, in equity, in arbitration or before any Governmental Authority, to the knowledge of the Borrower, against the other party or parties to such Acquisition which would reasonably be expected to result in a Material Adverse Effect;

(c) no Default exists or would result from such Acquisition;

(d) the Acquisition shall have been approved by the board of directors or comparable governing body of the parties thereto, as applicable, or otherwise shall be of a non-hostile nature;

(e) the Loan Parties and any newly created or acquired Subsidiary as a result of such Acquisition shall comply with the requirements of Section 5.12, to the extent applicable; and

(f) the consideration paid in connection with any Acquisition of a Person that is not a U.S. Person, other than consideration paid in Equity Interests (other than Disqualified Preferred Interests) shall not exceed $1,000,000,000.

SECTION 6.12. Accounting Changes. Without the prior written consent of the Required Lenders, make or permit any change in (a) accounting policies or reporting practices, except as permitted by GAAP, or (b) fiscal year, other than changes to the accounting year of any Subsidiary acquired in compliance with the terms hereof to conform to the fiscal year of the Borrower.

SECTION 6.13. Prepayments of Subordinated Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in excess of $5,000,000 in the aggregate during the term of this Agreement in violation of any subordination terms of, any Subordinated Debt, except any prepayments or redemptions of any such Indebtedness (a) that exists as of the date hereof and is listed on Schedule 6.03 to the Disclosure Letter in connection with a refunding or refinancing thereof permitted by Section 6.03(i) or (b) that is permitted by Section 6.03(g), unless an Event of Default has occurred and is continuing.

SECTION 6.14. Amendment of Material Documents. (a) Amend, modify, terminate or grant any waiver or release under its certificate of incorporation or bylaws or other constitutive documents in a manner materially adverse to the Lenders (except as required by this Agreement).

(b) Amend, modify or permit the amendment or modification in any manner any term or condition of any Subordinated Debt, or any agreement, document or instrument evidencing such Indebtedness or relating thereto, other than amendments or modifications that are not materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders.

SECTION 6.15. Sanctions. Directly or indirectly, use the proceeds of any Advance, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Sole Lead Arranger, Administrative Agent or otherwise) of Sanctions.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Advance, or (ii) within five days after the same becomes due, any interest on any Advance, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 5.01(a) or (b), 5.03(a), 5.05 (solely in respect of maintenance of the existence of the Borrower), 5.10 or 5.11 or Article VI; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date upon which a Responsible Officer of such Loan Party knew of such failure, or (ii) the date upon which written notice thereof is given to the Borrower by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to have been delivered hereby or thereby shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, after giving effect to any applicable grace periods) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(i)(B) shall not apply to (x) secured Indebtedness becoming due solely as a result of the voluntary sale or transfer of the assets securing such Indebtedness, if such sale or transfer is permitted hereunder, (y) other customary offers to repurchase or prepay upon a change of control or asset sale or loss event, (z) any redemption, repurchase, conversion or settlement with respect to any Convertible Debt Security pursuant to its terms unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as defined in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party

(as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and such Swap Termination Value has not been paid or discharged within 30 days of the incurrence thereof; or provided that this clause (e)(ii) shall not apply to any early payment requirement or unwinding or termination with respect to any Permitted Call Spread Swap Agreement; or

(f) Insolvency Proceedings, Inability to Pay Debts; Attachment, Etc. (i) Any Loan Party or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Bankruptcy Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Bankruptcy Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; (ii) the Borrower or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(g) Judgments. There is entered against any Loan Party one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders then outstanding) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(i) Invalidity of Loan Documents. Any provision of any Loan Document or any subordination provision subordinating any Subordinated Debt to the Obligations, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or pursuant to satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document or that any provision thereof is enforceable or valid, or purports in writing to revoke, terminate or rescind any provision of any Loan Document or any such subordination provision; or

(j) Security Interests. Any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.12 shall for any reason (other than pursuant to the terms thereof or hereof) cease to create a valid and perfected first priority (subject to Lien permitted under Section 6.01) Lien on and security interest in any of the Collateral having a fair market value in the aggregate in excess of $25,000,000 purported to be covered thereby; or

(k) Change of Control. There occurs any Change of Control;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however , that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Law, the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII

THE AGENTS

SECTION 8.01. Authorization and Action. (a) Each Lender Party (on behalf of itself and its Affiliates in their capacities as a Lender) hereby appoints MSSF to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each Lender Party (on behalf of itself and its Affiliates in their capacities as a Lender, and a potential Hedge Bank) hereby appoints MSSF to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto, including acting as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations.

(c) The provisions of this Article are solely for the benefit of the Agents and the Lender Parties, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties.

SECTION 8.02. Agents Individually. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not an Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lender Parties.

SECTION 8.03. Duties of Agents; Exculpatory Provisions. (a) The Agents’ duties hereunder and under the other Loan Documents are solely mechanical and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; and

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law; and

(iii) shall, except as expressly set forth herein and in other Loan Documents, have any duty to disclose, and shall be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 or 7.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. No Agent shall be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until notice describing such Default and such event or events is given to such Agent by the Borrower or any Lender Party.

(c) No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent. Neither any Agent, the Sole Lead Arranger nor any of their Related Parties shall be responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Agent, the Sole Lead Arranger, a Loan Party or any other Person given in, pursuant to or in connection with any Loan Document or the Lenders Presentation.

(d) Nothing in this Agreement or any other Loan Document shall require any Agent or the Sole Lead Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to each Agent and the Sole Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or the Sole Lead Arranger.

SECTION 8.04. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Without limiting Section 3.02, in determining compliance with any condition hereunder to the making of any Advances, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless the Administrative Agent shall have received notice to the contrary from such Lender Party prior to the making of such Advances. Each Agent may consult with legal counsel (who may be counsel for the Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by such Agent. Each Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of each Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VIII and Article X (as though such sub-agents were the “Administrative Agent” or the “Collateral Agent,” as the case may be, under the Loan Documents) as if set forth in full herein with respect thereto. The Agents shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that an Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 8.06. Resignation of Agents. (a) Any Agent may at any time give notice of its resignation to the Lender Parties and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a commercial bank with an office in the United States or an Affiliate of any such commercial bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Agent may on behalf of the Lender Parties, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lender Parties, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation.

(b) Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that, in the case of any resignation by the Collateral Agent, the retiring Collateral Agent shall continue to hold any Collateral until such time as a successor Collateral Agent is appointed), and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.07. Non-Reliance on Agents and Other Lenders. Each Lender Party acknowledges that it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents and that it has, independently and without reliance upon any Agent, the Sole Lead Arranger or any other Lender Party or any of their respective Related Parties and based on such documents and information, as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to be solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, including but not limited to:

(i) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of Advances; and

(iv) the adequacy, accuracy and/or completeness of the Lenders Presentation and any other information delivered by any Agent, the Sole Lead Arranger and any other Lender Party or by any other Person under or in connection with this Agreement or any other Loan Document, the transactions contemplated by this Agreement and the other Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Syndication Agent, Documentation Agent, Bookrunner or the Sole Lead Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent or a Lender hereunder.

SECTION 8.09. Agents May File Proofs of Claim. (a) In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Agents and their respective agents and counsel and all other amounts due to the Lender Parties and the Agents under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to such Agent and, in the event that such Agent shall consent to the making of such payments directly to the Lender Parties, to pay to such Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Sections 2.09 and 10.04.

SECTION 8.10. Collateral and Guaranty Matters. (a) The Secured Parties irrevocably authorize the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (x) upon termination of all Commitments and payment in full of all Obligations (other than contingent indemnification obligations not then payable for which no claim has been asserted), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.01(i) or (j); and

(iii) to release any Guarantor from its obligations under the Guaranty if (A) such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, (B) such Person becomes a US Holdco, or (iii) such Guarantor becomes an Immaterial Subsidiary pursuant to such designation by the Borrower as provided herein.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10.

(b) The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lender Parties for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.11. Indemnification. (a) Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided , however , that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 10.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.11 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b) For purposes of this Section 8.11, each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party’s and (ii) the aggregate unused portions of such Lender Party’s Term Commitments at such time. The failure of any Lender Party to reimburse any Agent, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent, as the case may be, for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 8.11 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 8.12. Tax Indemnification by the Lenders. Each Lender Party shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender Party (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender Party’s failure to comply with the provisions of Section 10.07(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender Party, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under any Loan Document or otherwise payable by the Administrative Agent to the Lender Party from any other source against any amount due to the Administrative Agent under this paragraph.

ARTICLE IX

GUARANTY

SECTION 9.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise ( provided that with respect to Obligations under or in respect of any Secured Hedge Agreement, the foregoing guarantee shall only be effective to the extent that such Guarantor is an Eligible Guarantor at the time such Secured Hedge Agreement is entered into and such Obligations and such guarantee thereof are not Excluded Swap Obligations) (such Obligations, after giving effect to the immediately preceding proviso, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing to the fullest extent permitted by applicable law, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

SECTION 9.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. To the fullest extent permitted by applicable law, the liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 9.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by non-judicial sale, and each Guarantor hereby waives, to the fullest extent permitted by applicable law, any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such non-judicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives, to the fullest extent permitted by applicable law, any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 9.02 and this Section 9.03 are knowingly made in contemplation of such benefits.

SECTION 9.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted) and all Secured Hedge Agreements shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), (b) the latest Termination Date and (c) the latest date of expiration or termination of all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), (iii) the latest Termination Date shall have occurred and (iv) all Secured Hedge Agreements shall have expired or been terminated, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 9.05. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 9.06. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 9.06:

(a) Prohibited Payments, Etc. Except during the continuance of any Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c) Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Collateral Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Collateral Agent on account of the Guaranteed Obligations (including all Post-Petition Interest) to be applied in accordance with this Agreement, together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest) in accordance with this Agreement and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest) in accordance with this Agreement.

SECTION 9.07. Continuing Guaranty; Assignments. (a) This Guaranty is a continuing guaranty and shall remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted) and (ii) the latest Termination Date; provided that with respect to any Guarantor, upon (A) the sale, lease, transfer or other disposition of the Equity Interests in such Guarantor in accordance with the terms of the Loan Documents, or (B) the designation of such Guarantor as an Immaterial Subsidiary pursuant to the terms hereof, the Administrative Agent will, reasonably promptly, at the Borrower’s expense, execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence the release of such Guarantor from the Guaranty.

(b) This Guaranty is a continuing guaranty and shall (i) be binding upon each Guarantor, its successors and assigns and (ii) inure to the benefit of and be enforceable by the Secured Parties and their successors, transferees and assigns. Without limiting the generality of clause (ii) of the immediately preceding sentence, any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as and to the extent provided in Section 10.07. Except as otherwise permitted pursuant to Section 6.04, no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

SECTION 9.08. Keepwell. Each Qualified ECP Loan Party, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by any other Loan Party hereunder to honor all of such Loan Party’s obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 9.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.08, or otherwise under this Agreement, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 9.08 shall remain in full force and effect until all of the Guaranteed Obligations and all other amounts payable under this Agreement shall have been paid in full in cash (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted). Each Qualified ECP Loan Party intends that this Section 9.08 constitute, and this Section 9.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided , however , that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) change the percentage of the aggregate unpaid principal amount of the Advances, that shall be required for the Lenders or any of them to take any action hereunder,

(ii) except in connection with a transaction permitted under Section 6.05, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranty) if such release or limitation is in respect of all or substantially all of the value of the Guaranty to the Lender Parties,

(iii) release all or substantially all of the Collateral in any transaction or series of related transactions, or

(iv) amend this Section 10.01 or reduce the proportion of Lenders required for any action, waiver or consent hereunder or change the definition of “Required Lenders”,

and (b) except as otherwise provided in Section 2.20, no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:

(v) increase the Commitments of a Lender Party without the consent of such Lender Party;

(vi) reduce the principal of, or stated rate of interest on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party; or

(vii) postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.05 or 2.08 or any date fixed for any payment of fees hereunder in each case payable to a Lender Party without the consent of such Lender Party;

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

If any Lender Party does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 2.11(e).

SECTION 10.02. Notices, Etc. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or otherwise designated by such party in a written notice to the Borrower and the Administrative Agent;

provided , however, that materials and information described in Section 10.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Delivery by telecopier or electronic mail of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b) Except as otherwise provided in Section 5.02, the Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement, or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR MATERIAL BREACH OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents. Each Lender Party agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(e) Each Loan Party hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or their securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lender Parties and the Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 10.09) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(f) Each Lender acknowledges its obligations under federal and state securities laws with respect to material nonpublic information. Each Lender Party that is not a Public Lender confirms to the Administrative Agent that such Lender Party has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender Party to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non-public information. A Public Lender may elect not to receive Communications and Information that contains material non-public information with respect to the Loan Parties or their securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the Administrative Agent as a Public Lender. Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Agent Parties, any Lender Party or any Loan Party concerning the Facility in which Restricting Information may be discussed. No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender Party (including any Public Lender), by participating in any conversations or other interactions with a Lender Party (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender Party (including any Public Lender) may make to limit or to not limit its access to the Communications and Information. In particular, no Agent Party shall have, and the Administrative Agent, on behalf of all Agent Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party (including any Public Lender) has elected to receive Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender Party’s compliance with applicable laws related thereto. Each Public Lender acknowledges that circumstances may arise that requires it to refer to Communications and Information that might contain Restricting Information. Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Public Lender’s Administrative Questionnaire. Each Public Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Public Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission. Each Public Lender confirms to the Administrative Agent and the Lender Parties that are not Public Lenders that such Public Lender understands and agrees that the Administrative Agent and such other Lender Parties may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Loan Document or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information. Nothing in this Section 10.02(f) shall modify or limit a Lender Party’s (including any Public Lender) obligations under Section 10.09 with regard to Communications and Information and the maintenance of the confidentiality of or other treatment of Communications or Information.

SECTION 10.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 10.04. Costs and Expenses. (a) The Borrower agrees to pay on demand (i) all reasonable and documented costs and expenses of each Agent in connection with the preparation, negotiation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable and documented fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable and documented fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, in each case except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction (i) to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its obligations under the Loan Documents, (ii) in the case of a claim brought by the Borrower or any Subsidiary against another Indemnified Party, to have resulted a material breach of the obligations of such Indemnified Person under the Loan Documents or (iii) to have arisen out of or in connection with any investigation, litigation or proceeding that does not involve any act or omission of the Borrower or any of its Subsidiaries that is brought by any Indemnified Party against any other Indemnified Party, and that is not brought against any Agent in their capacities as such and in any such case to which any of the foregoing clauses (i), (ii) or (iii) applies, such Indemnified Party shall promptly return the amount of any cost, expense or liability previously reimbursed by the Borrower or any of its Subsidiaries under this paragraph. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transactions is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance as a result of a payment or Conversion pursuant to Section 2.07(a), 2.07(b), 2.10(b)(i) or 2.11(d), acceleration of the maturity of the Advances pursuant to Section 7.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 10.07 as a result of a demand by the Borrower pursuant to Section 2.11(e), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.05, 2.07 or 7.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.11 and 2.13 and this Section 10.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 10.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 7.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided , however , that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 10.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Indemnified Party, each Agent and each Lender Party and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 10.07. Successors and Assigns. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 2.11(e) upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments and the Advances owing to it and the Note or Notes held by it); provided , however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all of the Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $1,000,000 in the case of the Term Facility (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Borrower, each such consent not to be unreasonably withheld or delayed), (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.11(e) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.11(e) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and other amounts payable to such Lender under this Agreement and (vi) the parties to each such assignment shall execute and deliver to the

Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any) subject to such assignment and (if requested by the Administrative Agent) a processing and recordation fee of $3,500.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.11, 2.13 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount (and stated interest) of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”). This provision is intended to be and shall be interpreted so that the Loans evidenced by the Loan Documents are treated as being in registered form in accordance with Section 5f.103-1(c) of the Regulations. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and each other Agent. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice and any Note or Notes (if any) subject to such assignment, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A hereto.

(f) [Intentionally Omitted].

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it and the Note or Notes (if any) held by it); provided that (i) no prior consent of, or notice to, the Borrower or Agent is required in the event of any such sale of a participation; provided further that, (ii) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (iii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (v) the Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (vi) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranty and (vii) each Lender Party that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register for the recordation of the names and addresses of the each participant, the principal amount (and stated interest) of each participant’s interest in Advances owing under each Facility (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. This provision is intended to be and shall be interpreted so that the Loans evidenced by the Loan Documents are treated as being in registered form in accordance with Section 5f.103-1(c) of the Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining the Participant Register.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender Party by or on behalf of the Borrower; provided , however , that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) including, without limitation, creating such a security interest in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System; provided that no such pledge shall release such Lender Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender Party as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the definition of “Eligible Assignee” and the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.11 and 2.13 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, any indemnification provision herein and the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 10.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier or. pdf of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 10.09. Confidentiality. Each of the Administrative Agent and the Lender Parties agree to maintain the confidentiality of the Information, except that Information may be disclosed (a) on a need to know basis to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) to the extent necessary in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee in, or any prospective assignee in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Advances or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Advances; (h) with the consent of the Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Lender Party or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender Party on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.10. Release of Collateral. Upon (A) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, or (B) the designation of any Loan Party as an Immaterial Subsidiary pursuant to the terms hereof, the Collateral Agent will, reasonably promptly, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 10.11. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Advances and the execution and delivery of the Loan Documents (it being understood that the representations and warranties are made only as of the Closing Date, on any Increase Date and on any date explicitly provided for in any document or agreement provided hereunder), regardless of any investigation made by such persons or on their behalf, and all such covenants and agreements shall continue in full force and effect as long as the principal of or any accrued interest on any Advances, or any fee due hereunder, or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.13 and 10.04) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 10.12. Patriot Act Notice. Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 10.13. Jurisdiction, Etc. (a) The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender Party or any Related Parties of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.13(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to such party at its address specified in Section 10.02. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

(d) If the interest rate hereunder on the Obligations is or becomes in excess of the maximum interest rate which the Borrowers are permitted by Law to contract or agree to pay, the rate of interest hereunder on the Obligations shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum interest rate shall be deemed to have been payments in reduction of principal and not of interest.

SECTION 10.14. Governing Law. This Agreement and the other Loan Documents (except, as to any other Loan Document, as expressly set forth therein) shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Joint Lead Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Agents, the Joint Lead Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Agents, the Joint Lead Arrangers and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Agents, the Joint Lead Arrangers, nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Joint Lead Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and none of the Agents, the Joint Lead Arrangers, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Agents, the Joint Lead Arrangers, or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

POLYCOM, INC., as Borrower

By	/s/ Eric F. Brown
Name: Eric F. Brown
Title: Chief Operating Officer, Chief
Financial Officer and Executive Vice President

[Signature Page to Credit Agreement]

VIVU, INC., as Guarantor

By	/s/ Laura J. Durr
Name: Laura J. Durr
Title: Chief Financial Officer and
Treasurer

[Signature Page to Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

By	/s/ Andrew Earls
Name: Andrew Earls
Title: VP

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By	/s/ Reagan Philipp
Name: Reagan Philipp
Title: Authorized Signatory

[Signature Page to Credit Agreement]

UNION BANK, N.A., as a Lender

By	/s/ Annabella Guo
Name: Annabella Guo
Title: Vice President

[Signature Page to Credit Agreement]

SunTrust Bank, as a Lender

By	/s/ Elizabeth Tallmadge
Name: Elizabeth Tallmadge
Title: Managing Director

[Signature Page to Credit Agreement]

JPMorgan Chase Bank, N.A., as a Lender

By	/s/ Keith Winzenried
Name: Keith Winzenried
Title: Credit Executive

[Signature Page to Credit Agreement]

Bank of America, N.A., as a Lender

By	/s/ Jeannette Lu
Name: Jeannette Lu
Title: Vice President

[Signature Page to Credit Agreement]

Barclays Bank PLC, as a Lender

By	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

[Signature Page to Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By	/s/ Kaylin Tabb
Name: Kaylin Tabb
Title: Vice President

[Signature Page to Credit Agreement]

SCHEDULE I

Commitments and Applicable Lending Offices

Lender	Commitment Percentage	Commitment
Morgan Stanley Bank, N.A.	15%	$37,500,000
Barclays Bank PLC	15%	$37,500,000
Bank of America, N.A.	15%	$37,500,000
JPMorgan Chase Bank, N.A.	15%	$37,500,000
SunTrust Bank	15%	$37,500,000
Union Bank, N.A.	15%	$37,500,000
Wells Fargo Bank, N.A.	10%	$25,000,000
Total:	100%	$250,000,000

Applicable Lending Offices

Administrative Agent:

Morgan Stanley Bank, N.A.

1585 Broadway

New York, NY 10036

Lender Parties:

Applicable Lending Office addresses are on file with Administrative Agent.

SCHEDULE II

Guarantors

ViVu, Inc., a Delaware corporation

SCHEDULE 10.02

Addresses for Notices

If to the Borrower:

6001 America Center Drive

San Jose, California 95002

Attention: Eric Brown, Chief Financial Officer

Facsimilie: (408) 586-6024

with a copy (which shall not constitute notice) to

6001 America Center Drive

San Jose, California 95002

Attention: Sayed Darwish, General Counsel

Facsimilie: (408) 586-6025

with a copy (which shall not constitute notice) to

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Jose Macias

Facsimilie: (650) 493-6811

If to the Administrative Agent:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Attention: Morgan Stanley Agency

E-mail Address: msagency@morganstanley.com

Facsimile: (212) 507-6680

If to the Collateral Agent:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Attention: Morgan Stanley Agency

E-mail Address: msagency@morganstanley.com

Facsimile: (212) 507-6680

EXHIBIT A

FORM OF

TERM NOTE

PROMISSORY NOTE

$[ ]	Dated: [ ], 20[ ]

FOR VALUE RECEIVED, the undersigned, POLYCOM, INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY [            ] (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) the principal amount of the Term Advance (as defined below) owing to the Lender by the Borrower pursuant to the Credit Agreement dated as of September [            ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Guarantors party thereto, the Lender and certain other lender parties party thereto and Morgan Stanley Senior Funding, Inc., as Collateral Agent and as Administrative Agent for the Lender and such other lender parties, on the dates and in the amounts specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Advance from the date of such Term Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Morgan Stanley Senior Funding, Inc., as Administrative Agent, in same day funds. The Term Advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided , however , that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of a single advance (the “Term Advance”) by the Lender to the Borrower in an amount not to exceed the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from such Term Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. The obligations of the Borrower under this Promissory Note and the other Loan Documents, and the obligations of the other Loan Parties under the Loan Documents, are secured by the Collateral as provided in the Loan Documents.

Exhibit A to Credit Agreement

POLYCOM, INC.

By
Title:

[Signature Page]	Exhibit A to Credit Agreement

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit A to Credit Agreement

EXHIBIT B

FORM OF

NOTICE OF BORROWING

Morgan Stanley Senior Funding, Inc.,

as Administrative Agent

under the Credit Agreement

referred to below

1585 Broadway

New York, NY 10036

Attn: Morgan Stanley Agency

[Date]

Attention: [            ]

Ladies and Gentlemen:

The undersigned, POLYCOM, INC., refers to the Credit Agreement dated as of September [            ], 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, the Guarantors party thereto, the Lender Parties party thereto and Morgan Stanley Senior Funding, Inc., as Collateral Agent and as Administrative Agent for the Lender Parties, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is [            ], 20[            ].

(ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

(iii) The aggregate amount of the Proposed Borrowing is $[            ].

(iv) [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is month[s].]

[The undersigned hereby certifies that the following statements are true on the date of the Proposed Borrowing:

(A) The representations and warranties contained in each Loan Document are correct in all material respects on and as of the date of the Proposed Borrowing and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except (x) to the extent any representation and warranty is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct on and as of the date of the Proposed Borrowing in all respects and (y) to the extent any such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent any of such representations and warranties is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct in all respects) as of such earlier date.

(B) No Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom.] 1

Delivery of an executed counterpart of this Notice of Borrowing by telecopier or electronic communication shall be effective as delivery of an original executed counterpart of this Notice of Borrowing.

Very truly yours,

POLYCOM, INC.

By
Title:

1	To include only for a Proposed Borrowing occurring after the Closing Date.

Exhibit B to Credit Agreement

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Facility (including without limitation any Guarantees included in the Facility), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]
2.Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]
3.Borrower:	Polycom, Inc.
4.Administrative Agent:	Morgan Stanley Senior Funding, Inc., as the administrative agent under the Credit Agreement
5.Credit Agreement:

The Credit Agreement dated as of September [    ], 2013 among Polycom, Inc., the Guarantors party thereto, the Lender Parties party thereto, Morgan Stanley Senior Funding, Inc., as Administrative Agent and as Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time

6.Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans 2		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

[7. Trade Date:                     ]

2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit C to Credit Agreement

Effective Date: [            ] [            ], 20[            ] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Title:

[Signature Page]	Exhibit C to Credit Agreement

[Consented to:

POLYCOM, INC., as Borrower

By:
Title:] 3

3	To be added unless a Default has occurred and is continuing.

[Signature Page]	Exhibit C to Credit Agreement

ANNEX 1

$250 MILLION SENIOR SECURED FACILITIES

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a)(iii) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(a)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (as such, a “Foreign Lender”, it being understood that for purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction), attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1	Exhibit C to Credit Agreement

EXHIBIT D

FORM OF

SECURITY AGREEMENT

Exhibit D to Credit Agreement

Execution Version

SECURITY AGREEMENT

Dated September 13, 2013

From

The Grantors referred to herein

as Grantors

to

MORGAN STANLEY SENIOR FUNDING, INC.

as Collateral Agent

 i

Schedules
Schedule I	–	Investment Property
Schedule II	–	Deposit Accounts
Schedule III	–	Securities Accounts
Schedule IV	–	Intellectual Property
Schedule V	–	Commercial Tort Claims
Schedule VI	–	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VII	–	Changes in Name, Location, Etc.
Schedule VIII	–	Locations of Equipment and Inventory
Exhibits
Exhibit A	–	Form of Security Agreement Supplement
Exhibit B	–	Form of Intellectual Property Security Agreement
Exhibit C	–	Form of Intellectual Property Security Agreement Supplement

 ii

SECURITY AGREEMENT

SECURITY AGREEMENT dated September 13, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), made by POLYCOM, INC., a Delaware corporation (the “Borrower”) and the other Persons listed on the signature pages hereof (the Borrower and the Persons so listed being, collectively, the “Grantors”), to MORGAN STANLEY SENIOR FUNDING, INC., as collateral agent (in such capacity, together with any successor collateral agent appointed pursuant to Article VIII of the Credit Agreement (as hereinafter defined), the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement).

PRELIMINARY STATEMENTS.

(1) The Borrower has entered into a Credit Agreement dated as of September 13, 2013 (said agreement, as it may hereafter be amended, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lender Parties and the Agents (each as defined therein).

(2) Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(3) As of the date hereof, each Grantor is the owner of the deposit accounts that are Material Accounts (together with all other deposit accounts of the Grantors that are Material Accounts from time to time, the “Deposit Accounts”) set forth opposite such Grantor’s name on Schedule II hereto.

(4) As of the date hereof, each Grantor is the owner of the securities accounts that are Material Accounts (together with all other securities accounts of the Grantors that are Material Accounts from time to time, the “Securities Accounts”) set forth opposite such Grantor’s name on Schedule III hereto.

(5) It is a condition precedent to the making of Advances by the Lender Parties under the Credit Agreement and the entry into Secured Hedge Agreements by the Hedge Banks and Secured Cash Management Agreements by the Cash Management Banks from time to time that the Grantors shall have granted the security interest contemplated by this Agreement.

(6) Each Grantor will derive substantial direct and indirect benefit from the transactions contemplated by the Loan Documents.

(7) Unless a contrary intention appears, terms defined in the Credit Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Credit Agreement. Further, unless otherwise defined in this Agreement or in the Credit Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9. “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

NOW, THEREFORE, in consideration of the premises and in order to induce the Lender Parties to make Advances under the Credit Agreement and to induce the Hedge Banks to enter into Secured Hedge Agreements and the Cash Management Banks to enter into Secured Cash Management Agreements from time to time, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising, but excluding any Excluded Property (as defined below) (collectively, the “Collateral”):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), documents, instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) the following (excluding any securities accounts that are not Material Accounts the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

(iv) all additional indebtedness from time to time owed to such Grantor (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v) the Securities Accounts, all security entitlements with respect to all financial assets from time to time credited to any of the Securities Accounts, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(vi) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(e) each Swap Contract to which such Grantor is now or may hereafter become a party, in each case as such agreements may be amended, amended and restated, supplemented or otherwise modified from time to time (collectively, the “Assigned Agreements”), including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due under or pursuant to the Assigned Agreements, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, (iii) claims of such Grantor for damages arising out of or for breach of or default under the Assigned Agreements and (iv) the right of such Grantor to terminate the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, (all such Collateral being the “Agreement Collateral”);

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(f) the following (excluding any deposit accounts that are not Material Accounts, collectively, the “Account Collateral”):

(i) the Deposit Accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all such Liquid Assets), and all certificates and instruments, if any, from time to time representing or evidencing any of the Deposit Accounts;

(ii) all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule IV hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the Intellectual Property Collateral to which such Grantor, now or hereafter, is a party or a beneficiary (“IP Agreements”);

(i) the commercial tort claims described in Schedule V hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 15, the “Commercial Tort Claims Collateral”);

(j) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(k) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

 3

Section 2. Security for Obligations; Excluded Property. (a) This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

(b) In no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s right, title or interest in the following (collectively, the “Excluded Property”):

(i) any Equity Interests in any CFC or US Holdco to the extent resulting in more than 65% of the total combined voting power of all classes of stock in a CFC or US Holdco entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) (the “Voting Stock”) (on a fully diluted basis) being pledged to the Collateral Agent, on behalf of the Secured Parties, under this Agreement (it being understood that all of the Equity Interests in any first-tier Subsidiary of any Grantor that is a CFC or US Holdco not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) (the “Non-Voting Stock”) shall be Collateral pledged by such Grantor);

(ii) (x) any contract, license, agreement, instrument or other document with any Person or (y) any property subject to Capital Leases or purchase-money security interests, in each case of clauses (x) and (y), to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, creates a right of termination in favor of any party (other than any Grantor or any Subsidiary of a Grantor) to or results in a termination of, or requires any consent not obtained under, such contract, license, agreement, instrument or other document (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the UCC or any applicable Law);

(iii) any license, permit, or other governmental approval that, under the terms and conditions of such governmental approval or under applicable Laws, cannot be subjected to a Lien without the consent of the relevant Governmental Authority, which consent has not been obtained;

(iv) motor vehicles, vessels, aircraft and other assets subject to certificates of title;

(v) leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access agreements);

(vi) any deposits held as security for obligations of sub-tenants or sub-lessors;

(vii) any deposits held in escrow to fund tenant improvements; and

(viii) any Equity Interests in any Subsidiary, other than wholly owned, direct Subsidiaries of the Loan Parties, to the extent not permitted by the terms of such Subsidiary’s organizational or joint venture documents without consent of third parties.

(c) Without limiting the foregoing and notwithstanding any other provision of the Loan Documents, no Collateral of a Guarantor that is not an Eligible Guarantor will be used (i) directly or indirectly by any Agent to pay any Excluded Swap Obligations or (ii) to serve as Collateral securing any Excluded Swap Obligations. Notwithstanding anything in the Loan Documents, none of the Collateral secures any obligations in respect of Permitted Call Spread Swap Agreements.

Section 3. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral. (a) All certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent.

(b) Each Grantor acknowledges and agrees that (i) to the extent each interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder is a “security” within the meaning of Article 8 of the New York UCC and is governed by Article 8 of the New York UCC, such interest shall be certificated and (ii) each such interest

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shall at all times hereafter continue to be such a security and represented by such certificate. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled now or in the future by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the New York UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC, unless such Grantor provides prior written notification to the Collateral Agent of such election and such interest is thereafter represented by a certificate that is promptly delivered to the Collateral Agent pursuant to the terms hereof.

(c) Subject to Section 5.14 of the Credit Agreement, with respect to each Securities Account and any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Collateral Agent hereunder is not the securities intermediary, the relevant Grantor will cause the securities intermediary with respect to such securities account either (i) to identify in its records the Collateral Agent as the entitlement holder of such security entitlement or (ii) to agree in an authenticated record with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor (which instructions shall only be given upon the occurrence and during the continuance of an Event of Default), such authenticated record to be in form and substance reasonably satisfactory to the Collateral Agent (such agreement being a “Securities Account Control Agreement”).

(d) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, at any time in its discretion and upon written notice to the applicable Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject to all applicable federal, state and foreign securities laws.

(e) Upon the request of the Collateral Agent following the occurrence and during the continuance of any Event of Default, each Grantor will notify each issuer of Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 5. Maintaining the Account Collateral. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid (other than contingent indemnification obligations (including costs and expenses related thereto) not then payable for which no claim has been asserted), any Secured Hedge Agreement or Secured Cash Management Agreement shall be in effect or any Lender Party shall have any Commitment:

(a) Subject to Section 5.14 of the Credit Agreement, and except with respect to accounts that are not Material Accounts, each Grantor will maintain each Deposit Account only with the financial institution acting as Collateral Agent hereunder or with a bank (each, a “Pledged Account Bank”) that has agreed, in a record authenticated by the Grantor, the Collateral Agent and such Pledged Account Bank, to comply with instructions originated by the Collateral Agent directing the disposition of funds in each such deposit account without the further consent of such Grantor (which instructions shall only be given upon the occurrence and during the continuance of an Event of Default), which authenticated record shall be in form and substance reasonably satisfactory to the Collateral Agent (each, an “Account Control Agreement”).

(b) Subject to Section 5.14 of the Credit Agreement, and except with respect to deposit accounts that are not Material Accounts, each Grantor agrees that it will not add any bank that maintains a deposit account for such Grantor or open any new deposit account with any then existing Pledged Account Bank unless the Collateral Agent shall have received, (A) if the bank maintaining any such deposit account is neither a Pledged Account Bank nor the financial institution acting as Collateral Agent hereunder, an Account Control Agreement authenticated by such bank and such Grantor, or (B) if any such deposit account is maintained at a Pledged Account Bank, a supplement to an existing Account Control Agreement with such then existing Pledged Account Bank, covering such new deposit account (and, upon the receipt by the Collateral Agent of such Account Control Agreement or supplement, Schedule II hereto shall be automatically amended to include such Deposit Account).

(c) Each Grantor shall not terminate any bank as a Pledged Account Bank or terminate any Deposit Account that is a Material Account unless such Grantor shall, prior to such termination, (i) transfer all funds and property held therein to another Deposit Account and (ii) notify all obligors that were making payments thereto to make all future payments to, or otherwise automatically transfer all funds to, another Deposit Account that is maintained in compliance with this Section 5 so that the Collateral Agent shall have a continuously perfected security interest in such Account Collateral, funds and property.

(d) The Collateral Agent may, if an Event of Default shall have occurred and be continuing, at any time and without notice to, or consent from, the Grantor, transfer, or direct the transfer of, funds from the Account Collateral to satisfy the Grantor’s obligations under the Loan Documents.

Section 6. Representations and Warranties. Each Grantor represents and warrants as follows:

(a) As of the Closing Date, such Grantor’s exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. As of the Closing Date, such Grantor has no trade names that represent such Grantor (as opposed to product names or descriptions) other than as listed on Schedule IV hereto. Within the five years preceding the date hereof, such Grantor has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

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(b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, except for the security interest created under this Agreement or permitted under the Credit Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Credit Agreement.

(c) All of the Equipment and Inventory of such Grantor (other than goods (including Equipment and Inventory) in transit or out for maintenance or repair and Collateral with a value not to exceed $7,500,000 in the aggregate) are located at the places specified therefor in Schedule VIII hereto or at another location as to which such Grantor has complied with the requirements of Section 10(a).

(d) None of the Receivables in excess of $1,000,000 individually or $7,500,000 in the aggregate for all Grantors is evidenced by a promissory note or other instrument that has not been delivered to the Collateral Agent.

(e) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(f) As of the Closing Date, the Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto. As of the Closing Date, the Initial Pledged Debt is outstanding in the principal amount indicated on Schedule I hereto.

(g) As of the Closing Date, such Grantor has no investment property, other than the investment property listed on Schedule I hereto, additional investment property as to which such Grantor has complied with the requirements of Section 4 and other investment property having an aggregate value for all Grantors of no more than $7,500,000.

(h) Upon the occurrence and during the continuance of any Event of Default, at the request of the Collateral Agent each Grantor party to the Assigned Agreements shall use commercially reasonable efforts to cause each other party to the Assigned Agreements to promptly execute and deliver to the Collateral Agent a consent, in form and substance satisfactory to the Collateral Agent, to the grant of a security interest in such Assigned Agreement to the Collateral Agent pursuant to this Agreement.

(i) Such Grantor has no deposit accounts that are Material Accounts, other than the Deposit Accounts listed on Schedule II hereto and additional Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 5.

(j) Except for standby letters of credit the aggregate face amounts of which do not exceed $7,500,000 for all Grantors, any documentary letters of credit or any letters of credit issued by a non-U.S. bank, such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 16.

(k) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations (subject to Section 2(c)). Such security interest is a first priority (subject to Liens permitted under Section 6.01 of the Credit Agreement) perfected security interest, subject to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions required hereby (which, in the case of all filings and other documents, have been delivered to the Collateral Agent in completed and duly authorized form), (ii) with respect to any Deposit Account or Securities Account, the execution of Account Control Agreements and Securities Account Control Agreements, respectively, (iii) in the case of all Copyrights, Trademarks and Patents for which UCC filings are insufficient, all appropriate filings in respect of such Copyrights, Trademarks and Patents owned by any Loan Party as of the date hereof having been made with the United States Copyright Office or the United States Patent and Trademark Office, as applicable, which filings have been delivered to the Collateral Agent in duly completed, executed and authorized form, (iv) in the case of letter-of-credit rights that are not supporting obligations of Collateral, upon consent of the issuer thereof, and (v) in the case of electronic chattel paper, the completion of all steps necessary to grant control to the Collateral Agent over such electronic chattel paper.

(l) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the occurrence of the events described in the preceding clause (k)(i) through (v), or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except (x) as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally and (y) as otherwise contemplated hereby with respect to Agreement Collateral.

(m) The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act, except as could not reasonably be expected to have a Material Adverse Effect.

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(n) As to itself and its Intellectual Property Collateral:

(i) The operation of such Grantor’s business as currently conducted or as contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith does not infringe, misappropriate, misuse or otherwise violate the intellectual property rights of any third party, except as could not reasonably be expected to have a Material Adverse Effect.

(ii) Such Grantor is the exclusive owner of all right, title and interest in and to the Material Registered IP (as defined below), subject to Liens permitted by the Credit Agreement, and is entitled to use all Material Registered IP subject only to the terms of the IP Agreements.

(iii) The Intellectual Property Collateral set forth on Schedule IV hereto includes all of the patent registrations and applications, trademark registrations and applications, and copyright registrations and applications, in each case that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that are owned by such Grantor as of the date hereof (together with all domain names material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, owned by such Grantor as of the date hereof, the “Material Registered IP”).

(iv) The Material Registered IP is subsisting and, to such Grantor’s knowledge, has not been adjudged invalid or unenforceable in whole or part and is valid and enforceable. Such Grantor is not aware of any uses of any item of Material Registered IP that could be expected to lead to such item becoming invalid or unenforceable.

(v) Such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain each and every item of Material Registered IP, subject to such Grantor’s normal course of business relating to pursuit of registrations of intellectual property, except for such failures as would not reasonably be expected to have a Material Adverse Effect.

(vi) Except as disclosed in the Borrower’s filings with the SEC filed no later than three Business Days prior to the Closing Date or as disclosed in the Disclosure Letter, no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or threatened in writing against such Grantor (i) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral, (ii) alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (iii) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement, in each case that would reasonably be expected to have a Material Adverse Effect. To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Material Intellectual Property Collateral owned by such Grantor or such Grantor’s rights in or use thereof that would reasonably be expected to have a Material Adverse Effect.

(vii) With respect to each IP Agreement that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole: (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof, except as may be limited by applicable Bankruptcy Laws, laws affecting the rights of creditors generally or general principles of equity, regardless of whether considered in a proceeding in equity or at law; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any written notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any written notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (E) neither such Grantor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement, except in each of clauses (A) through (E) above, as could not reasonably be expected to have a Material Adverse Effect.

(o) Such Grantor has not initiated proceedings with respect to any commercial tort claims except to the extent the aggregate amount thereof do not exceed $7,500,000 for all Grantors, other than those listed in Schedule V hereto and additional commercial tort claims as to which such Grantor has complied with the requirements of Section 15.

Section 7. Further Assurances. (a) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary in order to perfect or maintain the perfection of any pledge or security interest granted or purported to be granted by such Grantor hereunder. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (i) if any such Collateral with a value in excess of $1,000,000 individually or $7,500,000 in the aggregate for all Grantors shall be evidenced by a promissory note or other instrument or chattel paper, deliver and pledge to the Collateral Agent hereunder such note or instrument or chattel paper duly indorsed and accompanied by duly executed instruments of transfer or

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assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (ii) promptly upon the written request of the Collateral Agent, file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (iii) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may reasonably request in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement has been taken.

(b) Each Grantor hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law. Each Grantor ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

(d) Notwithstanding any other provision herein to the contrary, the Grantors shall not be required to (i) take any action to perfect the security interests granted hereunder to the extent that the Collateral Agent determines, in its reasonable discretion, that the cost of taking such action is excessive in relation to the value of the security to be afforded thereby, or (ii) deliver any supplemental Loan Document that is governed by any law other than the laws of the United States or any political division of any thereof.

Section 8. As to Equipment and Inventory. In producing its Inventory, each Grantor will comply in all material respects with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act, except as could not reasonably be expected to have a Material Adverse Effect.

Section 9. Insurance. (a) Each property and general liability insurance policy maintained by a Grantor in accordance with Section 5.07 of the Credit Agreement shall (i) (A) include the Collateral Agent as an additional insured or lender’s loss payee, as applicable, thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as its interests may appear, (B) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (C) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (D) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the Grantor or (ii) otherwise be in form and substance reasonably satisfactory to Collateral Agent.

(b) Each Grantor will, if so reasonably requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate policies of such insurance and, as often as the Collateral Agent may reasonably request (but in any event no more than twice per Fiscal Year), a report of a reputable insurance broker with respect to such insurance. Upon the occurrence and during the continuance of any Event of Default, each Grantor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of Section 5.07 of the Credit Agreement and take commercially reasonable efforts to cause the insurers to acknowledge notice of such assignment.

(c) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred liability covered by such insurance.

(d) So long as no Event of Default shall have occurred and be continuing, all insurance payments in connection with any loss, damage or destruction of any Collateral shall be payable to the applicable Grantor, and any insurance payments received by the Collateral Agent in respect of such Collateral will immediately be released by the Collateral Agent to the applicable Grantor. Upon the occurrence and during the continuance of any Event of Default, all insurance payments in respect of such Equipment or Inventory shall be paid to the Collateral Agent and shall, in the Collateral Agent’s sole discretion, (i) be released to the applicable Grantor to be applied as set forth in the first sentence of this subsection (d) or (ii) be held as additional Collateral hereunder or applied as specified in Section 20(b).

Section 10. Post-Closing Changes; Collections on Assigned Agreements, Receivables and Related Contracts. (a) No Grantor will change its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto, or change the location of Equipment and Inventory (other than Equipment and Inventory in transit or out for repair or maintenance and Equipment and Inventory with a value not to exceed $7,500,000 in the aggregate) from those set forth in Schedule VIII hereto, without giving written notice to the Collateral Agent within 10 Business Days subsequent thereto (or such other longer period of time as approved by the Collateral Agent) and shall thereafter promptly take all action reasonably required by the Collateral Agent in writing for the purpose of perfecting or maintaining the perfection of the security interest granted by this Agreement. Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, the Assigned Agreements and Related Contracts, and will permit representatives of the Collateral Agent to inspect and make abstracts from such

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records and other documents pursuant to and subject to the conditions set forth in Section 5.10 of the Credit Agreement. If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect pursuant to past practices or its reasonable commercial judgment, at its own expense, all amounts due or to become due such Grantor under the Assigned Agreements, Receivables and Related Contracts. In connection with such collections, such Grantor may take such action as such Grantor may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided , however , that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors under any Assigned Agreements, Receivables and Related Contracts of the security interest of the Collateral Agent in such Assigned Agreements, Receivables and Related Contracts and to direct such obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Assigned Agreements, Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements, Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC. After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence and so long as the Event of Default referred to in such notice is continuing, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Assigned Agreements, Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement) to be deposited in a cash collateral account and applied as provided in Section 20(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Assigned Agreement or Related Contract, release wholly or partly any obligor thereof or allow any credit or discount thereon.

Section 11. As to Intellectual Property Collateral. (a) With respect to any Intellectual Property Collateral that is owned by a Grantor and is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole (the “Material Owned IP”), such Grantor agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Material Owned IP and maintain such Material Owned IP in full force and effect, and (ii) maintain any patent, trademark, or copyright registration or application, now or hereafter included in such Material Owned IP of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except, in each case, as could not reasonably be expected to have a Material Adverse Effect. No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Material Owned IP, unless such Grantor shall have previously determined in its reasonable business judgment that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business under the circumstances and that the loss thereof would not be reasonably likely to have a Material Adverse Effect. With respect to any Material Owned IP that is owned by a Grantor but is otherwise recorded in the name of a predecessor in interest or in the prior name of such Grantor, such Grantor agrees to file, within one hundred and fifty (150) days following the Closing Date (which period may be extended in the sole and absolute discretion of the Collateral Agent) and at its expense, all necessary documents, including, without limitation, merger certificates, formal assignments or name change documents, with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to reflect and effect such Grantor as the registrant of record.

(b) Each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of the Material Registered IP has become abandoned, placed in the public domain, invalid or unenforceable, or of any materially adverse determination or development regarding such Grantor’s ownership of any of the Material Owned IP or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Material Registered IP.

(c) In the event that any Grantor becomes aware that any item of the Material Owned IP is being infringed or misappropriated by a third party, such Grantor shall take such actions, at its expense, as such Grantor deems reasonable and appropriate under the circumstances to protect or enforce such Material Owned IP.

(d) No Grantor shall do any act or knowingly omit to do any act whereby any of its Material Registered IP may lapse or become invalid or unenforceable or placed in the public domain, unless such Grantor shall have previously determined in its reasonable business judgment that such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

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(e) With respect to its Material Registered IP, other than any confidential and unpublished patent applications, each Grantor agrees to execute or otherwise authenticate an agreement in substantially the form set forth in Exhibit B hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Collateral Agent in such Material Registered IP with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Material Registered IP.

(f) Each Grantor agrees that should it obtain an ownership interest in any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral and that does not constitute Excluded Property (“After-Acquired Intellectual Property”), (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto. At the end of each fiscal year of the Borrower, each Grantor shall give prompt written notice to the Collateral Agent identifying the After-Acquired Intellectual Property, in each case that is material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that is registered or filed in the name of such Grantor with the U.S. Copyright Office or U.S. Patent and Trademark Office or equivalent foreign offices, acquired during such fiscal quarter, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit C hereto or otherwise in form and substance reasonably satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, other than any confidential and unpublished patent applications, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

Section 12. Voting Rights; Dividends; Etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii) Each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents.

(iii) The Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default and upon written notice thereof to the Grantor by the Collateral Agent:

(i) All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, upon written notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii) All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent as Security Collateral in the same form as so received (with any necessary endorsement).

Section 13. As to the Assigned Agreements. (a) Each Grantor will at its expense, furnish to the Collateral Agent such information and reports regarding the Assigned Agreements and such other Collateral of such Grantor as the Collateral Agent may reasonably request, provided that the Grantor shall not be required to deliver such information or reports with respect to any Assigned Agreement or such other Collateral to the extent the disclosure thereof is not permitted pursuant to such Assigned Agreement or any related confidentiality agreement or provision.

(b) Each Grantor hereby consents on its behalf and on behalf of its Subsidiaries to the pledge to the Collateral Agent for benefit of the Secured Parties of each Assigned Agreement to which it is a party by any other Grantor hereunder.

Section 14. As to Letter-of-Credit Rights. (a) Except for standby letters of credit the aggregate face amount of which do not exceed $7,500,000 for all Grantors, any documentary letters of credit or any letters of credit issued by a non-U.S. bank, each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts

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consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee. Except for standby letters of credit the aggregate face amount of which do not exceed $7,500,000 for all Grantors, any documentary letters of credit or any letters of credit issued by a non-U.S. bank, each Grantor will use commercially reasonable efforts to promptly cause the issuer of each letter of credit and each nominated person (if any) with respect thereto to consent to such assignment of the proceeds thereof pursuant to a consent in form and substance satisfactory to the Collateral Agent and deliver written evidence of such consent to the Collateral Agent.

(b) Except with respect to standby letters of credit the aggregate face amount of which do not exceed $7,500,000 for all Grantors, any documentary letters of credit or any letters of credit issued by a non-U.S. bank, upon the occurrence of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been pledged to the Collateral Agent hereunder.

Section 15. Commercial Tort Claims. Each Grantor will promptly give notice to the Collateral Agent of any commercial tort claim for which the Grantor has initiated proceedings (other than commercial tort claims the aggregate amount of which do not exceed $7,500,000 for all Grantors) after the date hereof and will promptly execute or otherwise authenticate a supplement to this Agreement, and otherwise take all action reasonably requested by the Collateral Agent, to subject such commercial tort claim to the first priority security interest created under this Agreement.

Section 16. Transfers and Other Liens; Additional Shares. Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Credit Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Credit Agreement.

Section 17. Collateral Agent Appointed Attorney in Fact. Each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 9(c),

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any Assigned Agreement or the rights of the Collateral Agent with respect to any of the Collateral.

Section 18. Collateral Agent May Perform. If, upon the occurrence and during the continuance of an Event of Default, any Grantor fails to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 21.

Section 19. The Collateral Agent’s Duties. (a) The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral. In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers,

 11

privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided , however , that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 20. Remedies. If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral), and also may: (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of, the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Assigned Agreements, the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 21) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, in accordance with Section 2.12(e) of the Credit Agreement.

(c) All payments received by any Grantor under or in connection with any Assigned Agreement or otherwise in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary endorsement).

(d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) The Collateral Agent may send to each bank, securities intermediary or issuer party to any Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a “Notice of Exclusive Control” as defined in and under such Agreement.

(f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s documents and things relating to any Material Registered IP subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(g) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any Security Collateral by reason of certain prohibitions contained in the Securities Act of 1933 and applicable state or foreign securities laws or otherwise or may determine that a public sale is impracticable, not desirable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act of 1933 or under applicable state securities laws even if such issuer would agree to do so.

 12

Section 21. Indemnity and Expenses. (a) Each Grantor jointly and severally agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party” ) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction (i) to have resulted from such Indemnified Party’s gross negligence, willful misconduct or material breach of its obligations under the Loan Documents, (ii) in the case of a claim brought by any Grantor against another Indemnified Party, to have resulted in a material breach of the obligations of such Indemnified Party under the Loan Documents, or (iii) to have arisen out of or in connection with any investigation, litigation or proceeding that does not involve any act or omission of the Grantor that is brought by any Indemnified Party against any other Indemnified Party, and that is not brought against any Agent in their capacities as such and in any such case to which any of the foregoing clauses (i), (ii) or (iii) applies, such Indemnified Party shall promptly return the amount of any cost, expense or liability previously reimbursed by such Grantor under this paragraph.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable and documented expenses, including, without limitation, the reasonable and documented fees and expenses of its outside counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

Section 22. Amendments; Waivers; Additional Grantors; Etc. (a) No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent and Grantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit A hereto (each a “Security Agreement Supplement”), such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 23. Notices, Etc. All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Borrower or the Collateral Agent, addressed to it at its address specified in the Credit Agreement and, in the case of each Grantor other than the Borrower, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 24. Continuing Security Interest; Assignments under the Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Secured Obligations (other than contingent indemnification obligations for which no claim has been asserted and excluding Obligations in respect of the Secured Hedge Agreements and Secured Cash Management Agreements), and (ii) the earlier of (A) the termination in full of the Lenders’ commitments under the Credit Agreement and (B) the Termination Date (such latest date, the “Security Termination Date” ), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Advances owing to it and the Note or Notes, if any, held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party herein or otherwise, in each case as provided and subject to the conditions in Section 10.07 of the Credit Agreement.

 13

Section 25. Release; Termination. (a) Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents, the pledge and security interest granted hereby in such Collateral shall automatically be released. Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the security interest granted hereby; provided , however , that (i) such Grantor shall have delivered to the Collateral Agent, at least two Business Days prior to the date of the proposed release, a written request for release with details reasonably satisfactory to the Collateral Agent (including, without limitation, the items of Collateral being released), together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and (ii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.07 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.07 of the Credit Agreement.

(b) Upon the Security Termination Date, the pledge and security interest granted hereby shall automatically terminate and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

Section 26. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier,. pdf or electronic mail shall be effective as delivery of an original executed counterpart of this Agreement.

Section 27. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[ Signature pages follow ]

 14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

Address for Notices :	POLYCOM, INC.
By
Title:

[Signature Page to Security Agreement]

Address for Notices:	VIVU, INC.
By
Title:

[Signature Page to Security Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent
By
Name:
Title:

[Signature Page to Security Agreement]

Exhibit A to the

Security Agreement

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Morgan Stanley Senior Funding, Inc.,

as the Collateral Agent for

the Secured Parties referred to in the

Credit Agreement referred to below

[                     ]

Attn: [                    ]

POLYCOM, INC.

Ladies and Gentlemen:

Reference is made to (i) the Credit Agreement dated as of September 13, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Polycom, Inc., a Delaware corporation, as the Borrower, the guarantors party thereto, the Lender Parties party thereto, Morgan Stanley Senior Funding, Inc., as collateral agent (together with any successor collateral agent appointed pursuant to Article VIII of the Credit Agreement, the “Collateral Agent”), and Morgan Stanley Senior Funding, Inc., as administrative agent for the Lender Parties, and (ii) the Security Agreement dated September 13, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) made by the Grantors from time to time party thereto in favor of the Collateral Agent for the Secured Parties. Terms defined in the Credit Agreement or the Security Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement or the Security Agreement.

SECTION 1. Grant of Security. The undersigned hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in and to the following, in each case whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, but excluding any Excluded Property (collectively, the undersigned’s “Collateral”): all Equipment, Inventory, Receivables, Related Contracts, Security Collateral (including, without limitation, the shares of stock and other Equity Interests set forth on Part I of Schedule I hereto, the indebtedness set forth on Part II of Schedule I hereto and the deposit accounts and securities accounts set forth on Schedules II and III hereto), Agreement Collateral, Account Collateral, Intellectual Property Collateral (including, without limitation, each property set forth on Schedule IV hereto), IP Agreements, Commercial Tort Claims Collateral (including, without limitation, the commercial tort claims described in Schedule V hereto), all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of the undersigned pertaining to any of the undersigned’s Collateral, and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the undersigned’s Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash.

SECTION 2. Security for Obligations. Subject to Section 2(c) of the Security Agreement, the grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, Secured Hedge Agreements and Secured Cash Management Agreements, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise. Subject to Section 2(c) of the Security Agreement, without limiting the generality of the foregoing, this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Representations and Warranties. (a) As of the date hereof, the undersigned’s exact legal name, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule VI hereto. As of the date hereof, the undersigned has no trade names other than as listed on Schedule IV hereto. Within the five years preceding the date hereof, the undersigned has not changed its name, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule VI hereto except as set forth in Schedule VII hereto.

(b) As of the date hereof, all of the Equipment and Inventory (other than goods (including Inventory and Equipment) in transit or out for maintenance or repair and Collateral with a value not to exceed $7,500,000 in the aggregate) of the undersigned are located at the places specified therefor in Schedule VIII hereto or at another location as to which the undersigned has complied with the requirements of Section 10(a) of the Security Agreement.

(c) Except for standby letters of credit the aggregate face amounts of which do not exceed $7,500,000 for all Grantors, any documentary letters of credit and any letters of credit issued by non-U.S. banks, the undersigned is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule IX hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 16 of the Security Agreement.

(d) The undersigned hereby makes each other representation and warranty set forth in Section 6 of the Security Agreement in all material respects (except to the extent any such representation and warranty is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct) (each Schedule thereto being supplemented with the corresponding Schedule hereto as set forth in Section 4) with respect to itself and the Collateral granted by it; provided that references to the Closing Date shall be deemed to be references to the date of this Security Agreement Supplement for purposes hereof and that any representation or warranty specifically referring to any other earlier date shall be made in all material respects as of such date (except to the extent any such representation and warranty is itself subject to a “materiality” or “Material Adverse Effect” standard, in which case such representation and warranty shall be true and correct as of such date).

SECTION 4. Obligations Under the Security Agreement. The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors. The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned, that each reference to the “Collateral” or any part thereof shall also mean and be a reference to the undersigned’s Collateral or part thereof, as the case may be, and that each reference in the Security Agreement to a Schedule shall also mean and be a reference to the corresponding Schedule attached hereto.

SECTION 6. Governing Law. This Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,
[NAME OF ADDITIONAL GRANTOR]
By
Title:
Address for notices:

 2

Exhibit B to the

Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”) dated September 13, 2013, is made by the Persons listed on the signature pages hereof (collectively, the “Grantors”) in favor of MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Polycom, Inc., a Delaware corporation, has entered into a Credit Agreement dated as of September 13, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with MSSF, as Administrative Agent, MSSF, as Collateral Agent, and the Lender Parties party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, as a condition precedent to the making of Advances by the Lender Parties under the Credit Agreement, the entry into Secured Hedge Agreements by the Hedge Banks and the entry into Secured Cash Management Agreements by the Cash Management Banks from time to time, each Grantor has executed and delivered that certain Security Agreement dated September 13, 2013 made by the Grantors to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantors have granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in, among other property, certain intellectual property of the Grantors, and have agreed as a condition thereof to execute this IP Security Agreement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in all of such Grantor’s right, title and interest in and to the following (the “Collateral”):

(i) the patent registrations and published patent applications set forth in Schedule A hereto (the “Patents”) (it being understood that such Schedule A does not include any confidential and unpublished patent applications);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) all copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral of or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the Collateral by each Grantor under this IP Security Agreement secures the payment of all Obligations of such Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”). Without limiting the generality of the foregoing, this IP Security Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and that would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

SECTION 3. Recordation. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer record this IP Security Agreement.

SECTION 4. Execution in Counterparts. This IP Security Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Grants, Rights and Remedies. This IP Security Agreement has been entered into in conjunction with the provisions of the Security Agreement. Each Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 6. Governing Law. This IP Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, each Grantor has caused this IP Security Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

POLYCOM, INC.
By
Name:
Title:
Address for notices:

[NAME OF GRANTOR]
By
Name:
Title:
Address for notices:

[NAME OF GRANTOR]
By
Name:
Title:
Address for notices:

 2

Exhibit C to the

Security Agreement

FORM OF INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT SUPPLEMENT (this “IP Security Agreement Supplement”) dated [            ] [    ], 20[    ], is made by the Person listed on the signature page hereof (the “Grantor”) in favor of MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as collateral agent (the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Polycom, Inc., a Delaware corporation, has entered into a Credit Agreement dated as of September 13, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with MSSF, as Administrative Agent, MSSF, as Collateral Agent, and the Lender Parties party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

WHEREAS, pursuant to the Credit Agreement, the Grantor and certain other Persons have executed and delivered that certain Security Agreement dated September 13, 2013 made by the Grantor and such other Persons to the Collateral Agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) and that certain Intellectual Property Security Agreement dated September 13, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “IP Security Agreement”).

WHEREAS, under the terms of the Security Agreement, the Grantor has granted to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in the Additional Collateral (as defined in Section 1 below) of the Grantor and has agreed as a condition thereof to execute this IP Security Agreement Supplement for recording with the U.S. Patent and Trademark Office, the United States Copyright Office and other governmental authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1. Grant of Security. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in and to the following (the “Additional Collateral”):

(i) the patent registrations and published patent applications set forth in Schedule A hereto (the “Patents”) (it being understood that such Schedule A does not include any confidential and unpublished patent applications);

(ii) the trademark and service mark registrations and applications set forth in Schedule B hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii) the copyright registrations and applications and exclusive copyright licenses set forth in Schedule C hereto (the “Copyrights”);

(iv) all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations of any of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(v) all any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages; and

(vi) any and all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the foregoing or arising from any of the foregoing.

SECTION 2. Security for Obligations. The grant of a security interest in the Additional Collateral by the Grantor under this IP Security Agreement Supplement secures the payment of all Obligations of the Grantor now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.

SECTION 3. Recordation. The Grantor authorizes and requests that the Register of Copyrights, the Commissioner for Patents and the Commissioner for Trademarks and any other applicable government officer to record this IP Security Agreement Supplement.

SECTION 4. Grants, Rights and Remedies. This IP Security Agreement Supplement has been entered into in conjunction with the provisions of the Security Agreement. The Grantor does hereby acknowledge and confirm that the grant of the security interest hereunder to, and the rights and remedies of, the Collateral Agent with respect to the Additional Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated herein by reference as if fully set forth herein.

SECTION 5. Governing Law. This IP Security Agreement Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the Grantor has caused this IP Security Agreement Supplement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

By
Name:
Title:
Address for notices:

 2

EXHIBIT E

FORM OF

GUARANTY SUPPLEMENT

[             ] [    ], 20[    ]

Morgan Stanley Senior Funding, Inc., as Administrative Agent

1585 Broadway

New York, NY 10036

Attention: Morgan Stanley Agency

Credit Agreement dated as of September [    ], 2013 among

Polycom, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the

Lender Parties party thereto and Morgan Stanley Senior Funding, Inc.,

as Collateral Agent and Administrative Agent

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). The capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise ( provided that with respect to Obligations under or in respect of any Secured Hedge Agreement, the foregoing guarantee shall only be effective to the extent that the undersigned is an Eligible Guarantor at the time such Secured Hedge Agreement is entered into and such Obligations and the guarantee thereof are not Excluded Swap Obligations) (such Obligations, after giving effect to the immediately preceding proviso, being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Secured Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) The undersigned, and by its acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Loan Documents.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

Exhibit E to Credit Agreement

Section 3. Representations and Warranties. The undersigned hereby makes each representation and warranty with respect to the undersigned set forth in Sections 4.01, 4.02, 4.03 and 4.04 of the Credit Agreement, as of the date hereof, to the same extent (and subject to the same materiality provisions) as each other Guarantor.

Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier or. pdf shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The undersigned irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender Party, or any Related Parties of the foregoing in any way relating to this Guaranty Supplement, the Guaranty or any other Loan Document to which it is or is to be a party or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and the undersigned irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. The undersigned agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty Supplement, the Guaranty or in any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guaranty Supplement, the Guaranty or the other Loan Document to which it is or is to be a party in the courts of any jurisdiction.

(c) The undersigned irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty Supplement, the Guaranty or any of the other Loan Documents to which it is or is to be a party referred to in Section 10.13(a) of the Credit Agreement. The undersigned hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

(d) THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Very truly yours,
[NAME OF ADDITIONAL GUARANTOR]
By
Title:

Exhibit E to Credit Agreement

EXHIBIT F

FORM OF

SUBORDINATED DEBT TERMS

SUBORDINATION AGREEMENT dated as of [    ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among the subordinated lenders listed on Schedule I hereto (each a “Subordinated Lender” and collectively, the “Subordinated Lenders”), POLYCOM, INC., a Delaware corporation (the “Borrower”), and each Subsidiary of the Borrower listed on Schedule 2 hereto (together with the Borrower, each a “Subordinated Borrower” and collectively, the “Subordinated Borrowers”) and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), in its capacity as Administrative Agent (as defined below) under the Credit Agreement (as defined below), for the benefit of the Lender Parties (as defined in the Credit Agreement).

Reference is made to the Credit Agreement dated as of September [    ], 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the guarantors party thereto (the “Guarantors”), the lenders party thereto (the “Lender Parties”), Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity and together with its successors, the “Administrative Agent”) and as collateral agent (in such capacity and together with its successors, the “Collateral Agent”).

Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. All references to articles, sections, exhibits and schedules shall be deemed references to articles and sections of, and exhibits and schedules to, this Agreement, unless the context shall otherwise require.

The ability under the Credit Agreement of any Subordinated Borrower to incur Indebtedness permitted by Sections 6.03(f) and (g) thereto to any Subordinated Lender is conditioned upon the execution and delivery by such Subordinated Lender and each Subordinated Borrower of an agreement in substantially the form hereof pursuant to which such Subordinated Lender agrees to subordinate its rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Lenders (as defined below) under the Credit Agreement, all on the terms set forth herein.

Accordingly, each Subordinated Lender, each Subordinated Borrower and the Administrative Agent, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agrees as follows:

SECTION 1. Subordination. (a) Until the payment in full in cash of all outstanding Senior Obligations (as defined below), each Subordinated Lender hereby agrees that all its right to payment in respect of the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Lender Parties, the Agents and the other Secured Parties (each, as defined in the Credit Agreement and collectively, the “Senior Lenders”) in respect of the Obligations under the Loan Documents, the Secured Cash Management Agreements and the Secured Hedge Agreements (the “Senior Obligations”). For purposes hereof, “Subordinated Obligations” means all payment obligations of each Subordinated Borrower to each Subordinated Lender in respect of Indebtedness, including in respect of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect thereof.

(b) Until the payment in full in cash of all Senior Obligations (other than contingent indemnification obligations not then payable for which no claim has been asserted), each Subordinated Borrower and each Subordinated Lender agrees that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Subordinated Borrower or received, accepted or demanded, directly or indirectly, by or on behalf of any Subordinated Lender at any time when (x) an Event of Default has occurred and is continuing and (y) the Administrative Agent has notified the Borrower in writing that such payments shall be prohibited during the continuance of such Event of Default.

(c) Except as otherwise provided in Section 6.04 or Section 6.05 of the Credit Agreement, upon any distribution of the assets of any Subordinated Borrower or upon any dissolution, winding up, liquidation or reorganization of any Subordinated Borrower, or of a substantive part of the property or assets of any Subordinated Borrower, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of all or a substantial part of the assets and liabilities of any Subordinated Borrower, or otherwise:

(i) the Senior Lenders shall first be entitled to receive payment in full in cash of the Senior Obligations (whenever arising) before any Subordinated Lender shall be entitled to receive any payment on account of the Subordinated Obligations of such Subordinated Borrower, whether of principal, interest or otherwise; and

Exhibit F to Credit Agreement

(ii) any payment by, or on behalf of, or distribution of the assets of, such Subordinated Borrower of any kind or character on account of the Subordinated Obligations, whether in cash, securities or other property, to which any Subordinated Lender would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations owed to each of the Senior Lenders), until the payment in full of all Senior Obligations.

In each case, until the payment in full in cash of all Senior Obligations (other than contingent indemnification obligations not then payable for which no claim has been asserted), at any time when an Event of Default has occurred and is continuing and the Administrative Agent has notified the Borrower in writing that payments in respect of the Subordinated Obligations are prohibited as provided in clause (b) of this Section 1, each Subordinated Lender agrees not to ask, demand, sue for or take or receive from any Subordinated Borrower cash, securities or other property or by setoff, purchase or redemption, payment of all or any part of the Subordinated Obligations and agrees, at any time an Event of Default has occurred and is continuing, that in connection with any proceeding involving any Subordinated Borrower under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law, affecting such Subordinated Borrower, (i) the Administrative Agent is irrevocably authorized and empowered (in its own name or in the name of such Subordinated Lender or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action (including, without limitation, voting the applicable Subordinated Obligations and enforcing any security interest or other Lien securing payment of such Subordinated Obligations) as the Administrative Agent may deem reasonably necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Lenders and (ii) such Subordinated Lender shall duly and promptly take such action as the Administrative Agent may reasonably request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Lenders and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Administrative Agent such irrevocable powers of attorney, assignments or other instruments as the Administrative Agent may reasonably request in order to enable the Administrative Agent to enforce any and all claims with respect to the applicable Subordinated Obligations and (C) collect and receive any and all payments or distributions that may be payable or deliverable upon or with respect to the applicable Subordinated Obligations. A copy of this Agreement may be filed with any court as evidence of the Senior Lenders’ right, power and authority hereunder.

(d) In the event that any payment by, or on behalf of, or distribution of the assets of, any Subordinated Borrower of any kind or character, whether in cash, securities or other property, and whether by purchase, redemption, exercise of any right of setoff or otherwise, shall be received by or on behalf of any Subordinated Lender or any Affiliate thereof at a time when such payment is prohibited by this Agreement, such payment or distribution shall be held by such Subordinated Lender or Affiliate in trust (segregated from other property of such Subordinated Lender or Affiliate) for the benefit of, and shall forthwith be paid over to, the Administrative Agent, for the benefit of the Senior Lenders (pro rata, in accordance with the respective amounts of the Senior Obligations owed to each of the Senior Lenders), until the payment in full in cash of all Senior Obligations (other than contingent indemnification obligations not then payable for which no claim has been asserted).

(e) Until the prior payment in full in cash of the Senior Obligations (other than contingent indemnification obligations not then payable for which no claim has been asserted), no Subordinated Lender shall be subrogated to the rights of the Senior Lenders to receive payments or distributions in cash, securities or other property of each applicable Subordinated Borrower applicable to the Senior Obligations, and, as between and among a Subordinated Borrower, its creditors (other than the Senior Lenders) and the applicable Subordinated Lenders, no such payment or distribution made to the Senior Lenders by virtue of this Agreement that otherwise would have been made to any applicable Subordinated Lender shall be deemed to be a payment by the applicable Subordinated Borrower on account of the Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Subordinated Lenders and the Senior Lenders.

(f) Each Subordinated Lender and each Subordinated Borrower agrees that any promissory note and any and all instruments now or hereafter creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, neither the principal of nor the interest on, nor any other amounts payable in respect of, the indebtedness created or evidenced by this instrument or record shall become due or be paid or payable, except to the extent permitted under the Subordination Agreement dated [    ], 20[    ], among the Subordinated Lenders, the Subordinated Borrowers and Morgan Stanley Senior Funding, Inc., in its capacity as Administrative Agent under the Credit Agreement, which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.”

(g) Until the payment in full in cash of all Senior Obligations (other than contingent indemnification obligations not then payable for which no claim has been asserted), each Subordinated Lender agrees that, except as permitted by the Credit Agreement, it will not take any action to cause any Subordinated Obligations to become payable prior to their scheduled maturity (which, in the case of any demand notes, shall be the date demand is made thereunder) or exercise any remedies or take any action or proceeding to enforce any Subordinated Obligation if the payment of such Subordinated Obligation is then prohibited by this Agreement, and each Subordinated Lender further agrees not to file, or to join with any other creditors of any Subordinated Borrower in filing, any petition commencing any bankruptcy, insolvency, reorganization, arrangement or receivership proceeding, or any assignment for the benefit of

Exhibit F to Credit Agreement

creditors against or in respect of such Subordinated Borrower or any other marshalling of the assets and liabilities of such Subordinated Borrower. Each Subordinated Lender further agrees, to the fullest extent permitted under applicable law, that it will not cause any Subordinated Borrower to file any such petition, commence any such proceeding or make any such assignment referred to above until all Senior Obligations have been paid in full in cash (other than contingent indemnification obligations not then payable for which no claim has been asserted).

SECTION 2. Waivers and Consents. (a) Each Subordinated Lender expressly waives the right to require the Senior Lenders to proceed against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person, or to pursue any other remedy in any Senior Lender’s power which such Subordinated Lender cannot pursue and which would lighten such Subordinated Lender’s burden, notwithstanding that the failure of any Senior Lender to do so may thereby prejudice such Subordinated Lender. Each Subordinated Lender agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Lenders reduced by any Senior Lender’s delay in proceeding against or enforcing any remedy against any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person; by any Senior Lender releasing any Subordinated Borrower, the Collateral or any other guarantor of the Senior Obligations or any other Person from all or any part of the Senior Obligations; or by the discharge of any Subordinated Borrower, the Collateral or any guarantor of the Senior Obligations or any other Person by an operation of law or otherwise, with or without the intervention or omission of a Senior Lender. Any Senior Lender’s vote to accept or reject any plan of reorganization relating to any Subordinated Borrower, the Collateral, or any guarantor of the Senior Obligations or any other Person, or any Senior Lender’s receipt on account of the Senior Obligations other than the payment in full in cash thereof of any cash, securities or other property distributed in any bankruptcy, reorganization, insolvency or like proceeding, shall not discharge, exonerate, or reduce the obligations of any Subordinated Lender hereunder to the Senior Lenders. This Section 2(a) is subject to any applicable law.

(b) Subject to any applicable law, each Subordinated Lender waives all rights and defenses arising out of an election of remedies by the Senior Lenders, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of such Subordinated Lender’s rights of subrogation, reimbursement or contribution against any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person. Subject to any applicable law, each Subordinated Lender expressly waives any rights or defenses it may have by reason of protection afforded to any Subordinated Borrower or any other guarantor of the Senior Obligations or any other Person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import that limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or Personal property Collateral for the Senior Obligations.

(c) Each Subordinated Lender agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Senior Lender may be rescinded in whole or in part by the Senior Lender, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the applicable Subordinated Borrower or any other guarantor or any other party upon or for any part thereof, or any Collateral or Guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Lenders, in each case, subject to any applicable law, without notice to or further assent by any Subordinated Lender, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d) Each Subordinated Lender waives, subject to any applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Lenders upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of each Subordinated Borrower in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between each Subordinated Borrower and the Senior Lenders shall be deemed to have been consummated in reliance upon this Agreement. Each Subordinated Lender acknowledges and agrees that the Senior Lenders have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. Each Subordinated Lender waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

SECTION 3. Transfers. Each Subordinated Lender shall not sell, assign or otherwise transfer or dispose of, in whole or in part, all or any part of the Subordinated Obligations or any interest therein to any other Person (a “Transferee”), other than the Borrower, any Guarantor or another Subordinated Lender bound by the provisions of this Agreement, or create, incur or suffer to exist any security interest, Lien, charge or other encumbrance whatsoever upon all or any part of the Subordinated Obligations or any interest therein in favor of any Transferee unless (A) such transfer is made in connection with a transaction permitted by the Credit Agreement or (B) (i) such action is made expressly subject to this Agreement and (ii) the Transferee, expressly acknowledges to the Administrative Agent, by a writing in form and substance reasonably satisfactory to the Administrative Agent, the subordination and other agreements provided for herein and in such writing agrees to be bound by all of the terms of this Agreement, including, without limitation, this Section 3, as if such Person were a Subordinated Lender.

Exhibit F to Credit Agreement

SECTION 4. Senior Obligations Unconditional. All rights and interests of the Senior Lenders hereunder, and all agreements and obligations of the Subordinated Lenders and the Subordinated Borrowers hereunder, shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c) any exchange, release or nonperfection of any Lien in any collateral, or any release, amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of, or consent to departure from, any Guarantee of any of the Senior Obligations; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Subordinated Borrower in respect of the Senior Obligations, or of the Subordinated Lender or any Subordinated Borrower in respect of this Agreement.

SECTION 5. Representations and Warranties. Each Subordinated Lender represents and warrants to the Administrative Agent, for the benefit of the Senior Lenders, that:

(a) It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b) This Agreement has been duly executed and delivered by such Subordinated Lender and constitutes a legal, valid and binding obligation of such Subordinated Lender, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c) The execution, delivery and performance of this Agreement will not violate any provision of any material requirement of law applicable to such Subordinated Lender or of any material contractual obligation of such Subordinated Lender.

SECTION 6. Waiver of Claims. (a) Neither the Senior Lenders nor any of their respective directors, officers, employees, agents or Affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or any Guarantee or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Subordinated Borrower or any Subordinated Lender or any other Person or to take any other action whatsoever with regard to the Collateral Documents, including, without limitation, the Security Agreement, or any part thereof.

(b) Subject to any applicable law, each Subordinated Lender, for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Lenders to marshal assets for the benefit of such Subordinated Lender, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Collateral or enforcement of the Loan Documents. Each Subordinated Lender hereby waives any right it may have to compel the Senior Lenders, to pursue any guarantor or other Person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any Collateral.

(c) Each Subordinated Lender hereby waives any duty on the part of the Senior Lenders to disclose to it any fact known or hereafter known by the Senior Lenders relating to the operation or financial condition of any Subordinated Borrower or any guarantor of the Senior Obligations, or their respective businesses. Each Subordinated Lender enters into this Agreement based solely upon its independent knowledge of the applicable Subordinated Borrower’s results of operations, condition (financial or otherwise) and business and the Subordinated Lender assumes full responsibility for obtaining any further or future information with respect to the applicable Subordinated Borrower or its results of operations, condition (financial or otherwise) or business.

SECTION 7. Further Assurances. Each Subordinated Lender and each Subordinated Borrower, at their own expense and at any time from time to time, upon the reasonable written request of the Administrative Agent shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

SECTION 8. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Lenders on the one hand and the Subordinated Lenders and the Subordinated Borrowers on the other, and no other Person shall have any right, benefit or other interest under this Agreement.

SECTION 9. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the outstanding Senior Obligations are paid in full in cash.

Exhibit F to Credit Agreement

SECTION 10. Notices. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 10.02 of the Credit Agreement.

SECTION 11. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic PDF delivery shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 12. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. Conflicts. In the event of conflict or inconsistency between the provisions of this Agreement and the provisions set forth in the Credit Agreement or other Loan Documents, the Credit Agreement or other such Loan Document shall govern.

SECTION 14. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, each affected Subordinated Borrower and each affected Subordinated Lender; provided that any provision of this Agreement may be waived by the Senior Lenders in a letter or agreement executed by the Required Lenders and each affected Subordinated Lender.

(b) No failure to exercise, nor any delay in exercising, on the part of the Senior Lenders, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 15. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 16. Successors and Assigns. (a) This Agreement shall be binding upon the successors and assigns of each of the Subordinated Borrowers and each of the Subordinated Lenders and shall inure to the benefit of the Senior Lenders and their respective successors and assigns.

(b) Notwithstanding the provisions of Section 16(a) above, nothing herein shall be construed to limit or relieve the obligations of any Subordinated Lender pursuant to Section 3 of this Agreement, and no Subordinated Lender shall assign its obligations hereunder to any Person (except as otherwise specifically permitted under Section 3 of this Agreement); any such assignment other than as specifically permitted under Section 3 shall be void.

SECTION 17. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Subordinated Lender or Subordinated Borrower for liquidation or reorganization, should any Subordinated Lender or Subordinated Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Subordinated Lender’s or Subordinated Borrower’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payments and performance of the Senior Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Senior Obligations, whether as “voidable preference,” fraudulent conveyance, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Senior Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

SECTION 18. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) Each of the parties hereto (other than the Administrative Agent) irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender Party, any Issuing Bank, or any Related Parties of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New

Exhibit F to Credit Agreement

York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any other jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 10 hereof. Nothing in this Agreement, the Credit Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 19. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.

SECTION 20. Additional Subordinated Lenders. Upon execution and delivery by the Administrative Agent and a Subsidiary of an instrument substantially in the form of Annex 1 attached hereto, such Subsidiary shall become a Subordinated Lender and a Subordinated Borrower hereunder with the same force and effect as if originally named as a Subordinated Lender and a Subordinated Borrower herein. The execution and delivery of any such instrument shall not require the consent of any other Subordinated Lender or Subordinated Borrower hereunder. The rights and obligations of each Subordinated Borrower and each Subordinated Lender herein shall remain in full force and effect notwithstanding the addition of any Subordinated Lender and Subordinated Borrower as a party to this Agreement.

[Remainder of page intentionally left blank]

Exhibit F to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

[ ], as Subordinated Lender and Subordinated Borrower

By:
Name:
Title:

[ ], as Subordinated Lender and Subordinated Borrower

By:
Name:
Title:

[ ], as Subordinated Lender and Subordinated Borrower

By:
Name:
Title:

[ ], as Subordinated Lender and Subordinated Borrower

By:
Name:
Title:

[ ], as Subordinated Lender and Subordinated Borrower

By:
Name:
Title:

[Signature Page]	Exhibit F to Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

[Signature Page]	Exhibit F to Credit Agreement

Schedule 1 to

Subordination Agreement

SUBORDINATED LENDERS

1.	[ ]

2.	[ ]

3.	[ ]

Schedule 1	Exhibit F to Credit Agreement

Schedule 2 to

Subordination Agreement

SUBORDINATED BORROWERS

1.	[ ]

2.	[ ]

3.	[ ]

Schedule 2	Exhibit F to Credit Agreement

Annex 1 to

Subordination Agreement

SUPPLEMENT NO. [    ] dated as of [            ] [    ], 20[    ] (this “Supplement”), to the Subordination Agreement dated as of [            ] [    ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Subordination Agreement”), among the subordinated lenders named therein (the “Subordinated Lenders”), the subordinated borrowers named therein (the “Subordinated Borrowers”) and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”) for the Senior Lenders.

A. Reference is made to the Subordination Agreement.

B. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Subordination Agreement.

C. Each of the Subordinated Lenders and each of the Subordinated Borrowers have entered into the Subordination Agreement in order to induce the Senior Lenders to make loans and other extensions of credit under the Credit Agreement and the other Loan Documents. Section 20 of the Subordination Agreement provides that Subsidiaries of the Borrower may become Subordinated Lenders or Subordinated Borrowers under the Subordination Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subordinated Party”) is executing this Supplement to become a Subordinated Lender or a Subordinated Borrower, as the case may be, under the Subordination Agreement in accordance with the terms of the Credit Agreement as consideration for loans previously made or issued or to be made or issued under the Credit Agreement.

Accordingly, the Administrative Agent and the New Subordinated Party agree as follows:

SECTION 1. In accordance with Section 20 of the Subordination Agreement, the New Subordinated Party by its signature below becomes a Subordinated Lender or a Subordinated Borrower, as the case may be, under the Subordination Agreement with the same force and effect as if originally named therein as a Subordinated Lender or a Subordinated Borrower, as the case may be, and the New Subordinated Party hereby (a) agrees to all the terms and provisions of the Subordination Agreement applicable to it as a Subordinated Lender or a Subordinated Borrower, as the case may be, thereunder and (b) represents and warrants that the representations and warranties made by it as a Subordinated Lender or a Subordinated Borrower, as the case may be, thereunder are true and correct in all material respects on and as of the date hereof except for representations and warranties which by their terms expressly refer to a specific date. Each reference to a “Subordinated Lender” or a “Subordinated Borrower” in the Subordination Agreement shall be deemed to include the New Subordinated Party, as applicable. The Subordination Agreement is hereby incorporated herein by reference.

SECTION 2. The New Subordinated Party represents and warrants to the Administrative Agent and the other Senior Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity regardless of whether considered in a proceeding in equity or at law.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Subordinated Party and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission or electronic PDF delivery shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Subordination Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Subordination Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 10 of the Subordination Agreement. All communications and notices hereunder to the New Subordinated Party shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

[Remainder of page intentionally left blank]

Annex 1	Exhibit F to Credit Agreement

IN WITNESS WHEREOF, the New Subordinated Party and the Administrative Agent have duly executed this Supplement to the Subordination Agreement as of the day and year first above written.

[NAME OF NEW SUBORDINATED PARTY], as [Subordinated Lender] [Subordinated Borrower]

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC. as Administrative Agent,

By:
Name:
Title:

[Signature Page]	Exhibit F to Credit Agreement – Annex 1

EXHIBIT G

FORM OF

SOLVENCY CERTIFICATE

[             ], 2013

This Solvency Certificate is being executed and delivered pursuant to Section 3.01(a)(viii) of that certain Credit Agreement, dated as of September [    ], 2013, among the undersigned, the Guarantors party thereto, the Lender Parties party thereto and Morgan Stanley Senior Funding, Inc., as Collateral Agent and as Administrative Agent for the Lender Parties (the “Credit Agreement”; the terms defined therein being used herein as therein defined).

I, [            ], the Chief Financial Officer of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the Chief Financial Officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, in my capacity as Chief Financial Officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the borrowing of the Term Advance under the Credit Agreement, that, (i) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, on a consolidated basis, on their debts and liabilities, including contingent liabilities, as they become absolute and matured; (iii) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which the Borrower’s and its Subsidiaries’ assets, on a consolidated basis, would constitute unreasonably small capital; and (iv) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities, including contingent liabilities, on a consolidated basis, beyond their ability to pay such debts and liabilities as they mature. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Remainder of page intentionally left blank]

Exhibit G to Credit Agreement

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

POLYCOM, INC.
By:
Name:
Title:	Chief Financial Officer

[Signature Page]	Exhibit G to Credit Agreement

EXHIBIT H

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To: Morgan Stanley Senior Funding, Inc., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September [    ], 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Polycom, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lender Parties from time to time party thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent and as Collateral Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                     of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end consolidated balance sheet and the related consolidated statements of income or operations, shareholders’ equity and cash flows required by Section 5.01(a) of the Agreement for the fiscal year of the Borrower and its Subsidiaries ended as of the above date, all in reasonable detail and prepared in accordance with GAAP, audited and together with the report and opinion of a Registered Public Accounting Firm required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the consolidated balance sheet and the related consolidated statements of income or operations, and cash flows required by Section 5.01(b) of the Agreement for the fiscal quarter of the Borrower and its Subsidiaries ended as of the above date and for the portion of the fiscal year of the Borrower and its Subsidiaries then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, fairly presenting in all material respects the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower and its Subsidiaries have performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

Exhibit H to Credit Agreement

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of             ,

POLYCOM, INC.
By:
Name:
Title:

Exhibit H to Credit Agreement

For the quarter/year ended                    (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

I.	Section 6.10(a) – Consolidated Fixed Charge Coverage Ratio
	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):		$
		1.	Consolidated Net Income for Subject Period:	$
		2.	Consolidated Interest Charges for Subject Period:	$
		3.	Provision for Federal, state, local and foreign income taxes for Subject Period: 1	$
		4.	Depreciation expenses for Subject Period:	$
		5.	Amortization expenses for Subject Period: 2	$
		6.	Losses (minus any gains) from the sale or other disposition of any asset other than in the ordinary course of business:	$
		7.	Losses (minus any gains) from the sale or other disposition of any Equity Interest in any Person:	$
		8.	Losses from an early extinguishment of Indebtedness:	$
		9.	Non-cash stock-based compensation expense:	$
		10.	Costs and expenses incurred in connection with the issuance, prepayment or amendment or refinancing of Indebtedness permitted under the Credit Agreement (including the Term Facility):	$
		11.	Restructuring charges and losses on related sales of personal and real property for Subject Period in an aggregate amount not to exceed $50,000,000 in any four consecutive fiscal quarters: 3	$
		12.	Impairment charges, write-off, depreciation or amortization of goodwill or intangibles arising pursuant to GAAP:	$
		13.	Non-cash charges resulting from purchase accounting:	$
14.

Reduction in revenue resulting from purchase accounting effects of adjustments to deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements as a result of any Permitted Acquisition:

$
		15.	Unrealized losses (minus any gains up to the amount of such losses) in respect of Secured Hedge Agreements:	$
		16.	Losses (minus any gains up to the amount of such losses) resulting from foreign currency losses arising in connection with any Swap Contracts entered into in the ordinary course of business:	$
		17.	Transaction fees, costs and expenses incurred in connection with any proposed Acquisition or the consummation of the Transactions and any Permitted Acquisition:	$
		18.	Cash losses on sales in the ordinary course of business in an amount not to exceed $20,000,000 in any period of four consecutive fiscal quarters:	$

1	Including, without limitation, any taxes payable upon a repatriation of foreign cash balances.
2	Including amortization of deferred fees, the amortization of intangibles and the accretion of original issue discount.
3	Including charges and losses incurred in connection with the closure of any operational facilities of the Borrower and its Subsidiaries.

Exhibit H to Credit Agreement

19.

In connection with any Permitted Acquisition and any acquisition consummated prior to the Effective Date but during the applicable Subject Period, all non-recurring restructuring costs, facilities relocation costs, acquisition integration costs and fees, including cash severance payments, and non-recurring fees and expenses paid in connection with such acquisition, all to the extent incurred within twelve (12) months of the consummation of such acquisition:

$
		20.	Other expenses, charges or losses reducing the Consolidated Net Income which do not represent a cash item in Subject Period or any future period:	$
		21.	Federal, state, local and foreign income tax credits for Subject Period:	$
		22.	Non-cash items increasing Consolidated Net Income for Subject Period:	$
		23.	Consolidated EBITDA (sum of Lines I.A.1 through I.A.20 – sum of Lines I.A.21 through I.A.22):	$
	B.	Consolidated Fixed Charges for Subject Period:		$
		1.	Consolidated Interest Charges paid in cash for Subject Period:	$
		2.	Scheduled amortization payments on account of principal of Indebtedness of the Borrower or any of its Subsidiaries required to be made for Subject Period: 4	$
		3.	Income taxes paid in cash (net of refunds received in cash) for Subject Period:	$
		4.	Capital Expenditures for Subject Period: 5	$
		6.	Restricted Payments pursuant to Section 6.06(e) or (i) of the Credit Agreement paid in cash for Subject Period:	$
		7.	Consolidated Fixed Charges (sum of Lines I.B.1 through I.B.6)	$
	C.	Consolidated Fixed Charge Coverage Ratio (Line I.A.23 ÷ Line I.B.7):			to 1.00
		Minimum required:			1.25 to 1.00
II.		Section 6.10(b) – Consolidated Secured Leverage Ratio
A.		Consolidated Funded Indebtedness secured by a Lien at Statement Date:		$
B.		Consolidated EBITDA for Subject Period (Line I.A.23 above):		$
C.		Consolidated Secured Leverage Ratio (Line II.A ÷ Line II.B):			to 1.00
		Maximum permitted:			3.50 to 1.00

4

scheduled amortization principal payments required to be made in respect of the Term Advance but excluding any other payment in respect of Indebtedness under revolving facilities and any payment of intercompany Indebtedness.

5

the principal amount of Indebtedness incurred for Subject Period to finance such expenditures, but including any repayments of any Indebtedness incurred for Subject Period or any prior period to finance such expenditures.

Exhibit H to Credit Agreement

EXHIBIT I-1

FORM OF TAX CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Polycom, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 2.13(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iii) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (iv) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Exhibit I-1 to Credit Agreement

EXHIBIT I-2

FORM OF TAX CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of [            ], 2013 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Polycom, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto, the Lenders identified therein, and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

Pursuant to the provisions of Section 2.13(e) of the Credit Agreement, the undersigned hereby certifies that, (i) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (ii) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iii) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (iv) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 20

Exhibit I-2 to Credit Agreement